UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fortune Brands Home & Security, Inc.
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               520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 5, 2012

Dear Fellow Stockholders:

On October 3, 2011, Fortune Brands Home & Security, Inc. became an independent, publicly traded company. We are pleased to invite you to the first Annual Meeting of Stockholders of Fortune Brands Home & Security, Inc. on Monday, April 23, 2012 at 3:30 p.m. (CDT) at The Westin Chicago North Shore, Wheeling, Illinois. The following matters will be considered at the Annual Meeting:

Item 1:	The election of the three director nominees identified in this Proxy Statement for a three-year term expiring at the 2015 Annual Meeting (see pages 4 to 8 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (see page 50 of the Proxy Statement);

Item 3:	An advisory vote on the frequency of voting on the compensation of the Company’s named executive officers (see page 50);

Item 4:	An advisory vote on the compensation paid to the Company’s named executive officers (see pages 51 to 52); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 23, 2012, the record date for the meeting, are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903, or (3) through the Internet at www.proxyvote.com.

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of future annual meeting materials and avoid costly mailings by confirming your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please refer to the accompanying proxy card.

This Proxy Statement and accompanying proxy are first being distributed on or about March 12, 2012.

Lauren S. Tashma
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held On Monday, April 23, 2012.

The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS

How was Fortune Brands Home & Security, Inc. recently separated from Fortune Brands, Inc.?

On October 3, 2011 (the “Distribution Date”), Fortune Brands, Inc. (“Fortune Brands”, “Beam” or our “Former Parent”) distributed all of the issued and outstanding shares of Fortune Brands Home & Security, Inc. to Fortune Brands stockholders. As a result, Fortune Brands Home & Security, Inc. (“Home & Security” or the “Company”) became an independent, publicly traded company. In this Proxy Statement we refer to this transaction as the “Spin-off.” For further information regarding the Spin-off, please see our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (“SEC”).

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders on April 23, 2012. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

The SEC permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to selected stockholders. These stockholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What items will be voted on at the Annual Meeting?

Stockholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

•	the election of three Class I directors;

•	the ratification of the appointment of our independent registered public accounting firm;

•	the advisory vote on the frequency of voting on the compensation of the Company’s named executive officers;

•	the advisory approval of the compensation paid to the Company’s named executive officers; and

•	such other business as may properly come before the Annual Meeting.

In addition, management will respond to questions from stockholders.

What are the Board’s voting recommendations?

The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR Items 1, 2 and 4 and FOR holding an annual vote on the compensation of the Company’s named executive officers (Item 3).

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on February 23, 2012 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 158,436,309 shares of common stock outstanding on February 23, 2012.

What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. The majority of stockholders hold their shares in street name. For such shares, the bank or broker is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

If you received a Notice in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. You may also vote by mail if you request a paper copy of the materials. Voting instructions are provided on the Notice of Internet Availability.

Record holders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope. Record holders that receive these materials in the mail may also vote in person at the Annual Meeting of Stockholders, by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.

If you hold shares in street name, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank’s or broker’s voting process.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

If you hold shares in street name, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use discretion and vote your shares on non-routine matters (such as Items 1, 3 and 4) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all four voting items. Shares that are not permitted to be voted by your broker with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, a proposal and will have no direct impact on any proposal.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

How many votes are needed to approve an item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected. Under the Company’s majority vote bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC. A proxy card marked to abstain authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Items 2 and 4. Proxy cards marked as abstentions on Items 2 and 4 will not be voted and will have the effect of a negative vote. With respect to Item 3, stockholders may vote in favor of holding the vote on named executive officer compensation every year, every two years or every three years, and they may also choose to abstain. The Board will take the voting results on such proposal into account in determining whether to hold the advisory vote on executive compensation every year, every two years or every three years. Abstentions will have no effect on the outcome of Item 3.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the Annual Meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the Secretary of the Company or by delivering a later dated proxy.

Will my vote be public?

As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

We are mailing this Proxy Statement and a proxy card to participants in the Fortune Brands Home & Security Retirement Savings Plan, the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan and the Beam Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Home & Security Stock Fund under the Savings Plans. The Trustee, as record holder of Home & Security common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Home & Security Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Home & Security Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board consists of 8 members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class I directors expires at the 2012 Annual Meeting of Stockholders. The Board proposes that the three nominees described below, each of whom is currently serving as a Class I director, be re-elected to Class I for a new term of three years expiring at the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of our current directors, other than Mr. Morikis, joined the Board prior to the Spin-off, when the Company was a wholly-owned subsidiary of Fortune Brands. Mrs. Hackett and Mr. Waters were elected to the Company’s Board based on the recommendation of our Former Parent’s Nominating & Corporate Governance Committee and Board of Directors. Mr. Morikis was elected to the Board of Directors effective December 1, 2011. Mr. Morikis was elected to the Board as a result of a director search initiated by our Former Parent and the recommendation by the Company’s Nominating & Corporate Governance Committee. None of the nominees nor any current Class II or Class III directors have been elected by the Company’s public stockholders. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The names of the nominees and the current Class II and Class III directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below.

Summary of Qualification of Directors

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gaps. The Board also believes that all directors must possess a considerable amount of business management experience (such as experience as a chief executive, chief operating, or chief financial officer) and educational experience. The Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The process undertaken by the Nominating Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 10 of this Proxy Statement). The Board believes that there are certain general requirements which are mandatory for service on the Company’s Board of Directors, while there are other skills and experiences that should be represented on the Board as a whole but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise
•	Consumer products expertise
•	Knowledge of international markets
•	Chief Executive Officer/Chief Operating Officer/Chief Financial Officer experience
•	Extensive board experience
•	Diversity of background

Certain individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTOR – CLASS I DIRECTORS – TERM EXPIRING 2015

Ann F. Hackett	Founder and President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm, since 1996. Currently also a director of Beam Inc. and Capital One Financial Corporation. Formerly a director of Woodhead Industries, Inc.	58	2011

Mrs. Hackett founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. She brings to the Board entrepreneurial experience and expertise in strategy and human resources.

John G. Morikis	President and Chief Operating Officer of The Sherwin-Williams Co., a manufacturer of paint and coating products, since 2006.	48	2011

Mr. Morikis’s experience as a Chief Operating Officer of the global leader in the paint and coatings industry and his 25 years of experience in this industry brings to our Board the perspective of a leader who has faced a similar set of external economic issues that face our Company and has increased operating performance and productivity at Sherwin-Williams.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 through May 2010; President and Chief Operating Officer from February 2007 until December 2008; Chief Operating Officer of Wm. Wrigley Jr. Company from December 2003 through May 2006. Currently also a director of HNI Corporation. Formerly a director of Sabre Holdings Corporation, LoJack Corporation and Fortune Brands, Inc.	59	2011

Mr. Waters combines experience in two key areas of interest to the Company. First, he has experience in the consumer products and security businesses, and second, he has experience as a former Chief Executive Officer at a premier technology company.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS II DIRECTORS – TERM EXPIRING 2013

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a manufacturer of flavor and fragrance products, from June 2000 until May 2006. Currently also a director of Beam Inc., The Interpublic Group of Companies, Inc. and Fiduciary Trust Company International. Formerly a director of International Flavors & Fragrances Inc.	70	2011

Mr. Goldstein’s background as a lawyer, and his 30 year background in consumer packaged goods as Chief Executive Officer of a supplier to consumer goods companies, provides a unique perspective to the Board.

Christopher J. Klein	Chief Executive Officer of Fortune Brands Home & Security since January 2010; President and Chief Operating Officer of Fortune Brands Home & Hardware from April 2009 to December 2009; Senior Vice President of Fortune Brands, Inc. from February 2009 until April 2009; Senior Vice President – Strategy and Corporate Development of Fortune Brands, Inc. from April 2003 to February 2009.	48	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations and the challenges faced by the Company.

CLASS III DIRECTORS – TERM EXPIRING 2014

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, from December 2006 until December 2010; President and Chief Operating Officer of Kellogg Company from September 2003 to December 2006. Currently also a director of Beam Inc. and Woolworths Limited. Formerly a director of Kellogg Company.	56	2011

Mr. Mackay served as Chief Executive Officer of one of the world’s premier packaged goods companies, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

David M. Thomas	Retired since March 2006; Executive Chairman of the Board of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, from January 2005 through March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Funds Board of Trustees. Formerly a director of IMS Health Incorporated and Fortune Brands, Inc.	62	2011

Mr. Thomas’ experience as a Chief Executive Officer and management experience at premier global technology companies helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies.

Norman H. Wesley	Retired since October 2008; Chairman of the Board of Fortune Brands, Inc. from January 2008 through September 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. from December 1999 through January 2008. Currently also a director of ACCO Brands Corporation and Acuity Brands, Inc. Formerly a director of R.R. Donnelley & Sons Company, Pactiv Corporation and Fortune Brands, Inc.	62	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations.

The Board of Directors recommends that you vote FOR the election of each nominee.

CORPORATE GOVERNANCE

Corporate Governance Principles

In connection with our Spin-off, the Board adopted a set of Corporate Governance Principles, which are available at http://ir.fbhs.com/documents.cfm. The Principles describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent.

Applying that definition, Messrs. Goldstein, Mackay, Morikis, Thomas, Wesley and Waters and Mrs. Hackett were affirmatively determined by the Board to be independent. Due to Mr. Klein’s employment with the Company, he was not considered independent. When determining each director’s independence, the Board considered charitable contributions made by the Company to organizations with which each director is affiliated. All such charitable relationships were deemed immaterial.

Also, none of the non-employee directors has any relationship with the Company other than being a director and stockholder, or any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

In connection with the Spin-off, the Nominating Committee and the Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors. The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest. The Board has also established a Compliance Committee (comprised of senior management) which is responsible for monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board has also established a Conflicts of Interest Committee (comprised of senior management) which distributes a Conflicts of Interest Policy to all of the Company’s employees, officers and directors. The Conflicts of Interest Committee reviews potential conflicts of interest and reports findings involving any director, executive officer or operating company president to the Audit Committee. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. The Conflicts of Interest Committee will present any potential related person transaction to the Audit Committee and the Audit Committee will evaluate each related person transaction and determine whether the interest of the related person in the transaction is material. The Audit Committee may ratify any related person transaction that was not submitted in advance of the transaction. All employees and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy.

All directors and executive officers are responsible for reporting any potential related person transaction to the Conflicts of Interest Committee in advance of commencing a potential transaction. Related person transactions are transactions in excess of $120,000 between the Company and a related person, which may include (i) persons or entities that beneficially own 5% or more of the Company’s common stock; (ii) the Company’s directors and executive officers; (iii) immediate family members of the Company’s directors and executive officers; and (iv) businesses controlled by the Company’s directors, officers or their immediate family members.

The executive officers and the directors are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by a director or executive officer, the questionnaire is submitted to the Chairperson of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and whether the transaction should be ratified.

Certain Relationships and Related Transactions

During 2011, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nominating Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. For the purposes of this annual meeting of stockholders, the Nominating Committee recommended the nomination of each of the company’s current Class I directors. In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, the class or series and number of shares that are owned by such nominee, as well as other information required for nomination of directors by stockholders as provided in our Restated Certificate of Incorporation and Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the Nominating Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nominating Committee under the Company’s Corporate Governance Principles.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary, 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Since our Spin-off in October 2011, the Board has been led by David M. Thomas, a non-executive, independent Chairman who has never been an employee of the Company. The Board determined that having an independent director serve as Chairman of the Board is appropriate during this time of transition from a subsidiary to publicly traded company and is in the best interests of our stockholders. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive and advising him or her on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right for all companies and at all times, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, are independent we believe that the leadership structure currently utilized by the Board provides effective independent board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Non-Executive Chairman of the Board leads these sessions.

Meeting Attendance

Each director attended more than 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2011. In addition to participation at Board and committee meetings, our directors regularly engage in other communications throughout the year, including considerable telephone and electronic mail contact with the Chairman of the Board, the Chief Executive Officer and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting. Given that our Spin-off occurred in October 2011, the Company did not hold an annual meeting in 2011.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board will regularly review information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, as well as an annual review of risks associated with each of the Company’s operating businesses and quarterly updates to the Audit Committee.

Annually, management identifies external, strategic, operational, financial and compliance risks, assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks, changes and/or emerging risks. In addition, the Audit Committee oversees management of the Company’s financial risks. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. During 2011, the Compensation Committee’s consultant, Meridian Compensation Partners, LLP conducted an assessment of the risks associated with the Company’s compensation practices and programs. For more information about that assessment see “Compensation Risks” below. The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and the Company’s corporate governance structure, as well as management of risks associated with environmental, health and safety, diversity, philanthropy, global citizenship and sustainability. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, with assistance from its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. In general, the Company’s executive compensation arrangements are consistent with the general structure and design of other companies of similar size and industry sector, and the following risk-mitigating design features that have been incorporated into the Company’s programs:

•	The Company utilizes multiple long-term incentive vehicles with overlapping three-year performance cycles;

•	The Company uses multiple and diverse performance metrics in plans;

•	Upside on payout potential is capped for both short-term and long-term incentives;

•	The Company uses stock ownership guidelines and maintains formal claw back provisions; and

•

As a home and security consumer products business, the Company does not face the same level of risks associated with compensation for employees at financial services firms (traders and transactions involving instruments with a high degree of risk) or technology companies (rapidly changing markets).

As described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Board Committees

In connection with our Spin-off, the Board established an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. The charters of these committees are available on the Company’s website at http://ir.fbhs.com/documents.cfm.

A list of current Committee memberships may be found on the Company’s website at http://ir.fbhs.com/committees.cfm. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Richard A. Goldstein		X		X
Ann F. Hackett		C	X	X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An	“X” indicates membership on the committee.
A	“C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board of Directors in overseeing the (i) integrity of the financial statements and the financial reporting process of the Company; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; and (iv) performance of the Company’s external and internal auditors.

Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Mackay, Morikis, Thomas, Wesley and Waters), is financially literate. Each of Messrs. Mackay, Thomas, Wesley and Waters has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in Rule 10A-3 under the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met three times in 2011.

Compensation Committee

The Compensation Committee’s primary function is to (i) develop the Company’s executive pay philosophy and practices; and (ii) set the compensation of the Company’s named executive officers and other officers of the Company who hold the office of vice president or a more senior office and the presidents of the Company’s principal operating companies in a manner that is consistent with competitive practices, individual and Company performance and the requirements of appropriate regulatory bodies.

As required by its charter, each member of the Compensation Committee (Messrs. Goldstein, Mackay, Wesley and Mrs. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual and pursuant to SEC and Internal Revenue Service regulations. The Compensation Committee met two times in 2011. The Committee has created a special Subcommittee comprised of Mrs. Hackett and Messrs. Goldstein and Mackay that is responsible for approving all performance standards and payments for officers for any pay program intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”).

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to the Company’s named executive officers, other officers who hold the office of Vice President or a more senior office and the presidents of our operating companies. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the

Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. See pages 20 through 31 of this Proxy Statement for more information about how the Compensation Committee determines the executive officers’ compensation.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant without the involvement of Company management. Meridian Compensation Partners, LLC (“Meridian”) was retained by and reported directly to the Compensation Committee during 2011. In 2011, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations regarding executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provided market data (including compiling the Survey Group and related performance data) as background for decisions regarding Chief Executive Officer and senior management compensation;

•	Advised the Compensation Committee as to best practices for structuring executive pay arrangements; and

•

Attended meetings as requested and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

Executive Committee

The Executive Committee did not meet in 2011. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s (the “Nominating Committee”) primary function is to (i) provide recommendations to the Board of Directors with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) develop a set of corporate governance principles; (iv) oversee the process of the evaluation of the Board and management; and (v) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Goldstein, Thomas and Waters and Mrs. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee met two times in 2011.

Other Corporate Governance Resources

The charters of each committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (http://ir.fbhs.com/documents.cfm).

Summary of Director Compensation

Beginning in October 2011, the annual cash fee for services as a non-employee director of the Company was set at $80,000. The members of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Wesley and Waters) and the Compensation Committee (Messrs. Goldstein, Mackay, Wesley and Mrs. Hackett) receive an additional annual cash fee of $7,500 for their service on these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual cash fee of $15,000 for such service (Messrs. Thomas, Waters and Mrs. Hackett). Mr. Thomas receives an additional annual fee of $200,000 for his service as Non-Executive Chairman of the Board. In 2011, all fees paid to non-employee directors were pro-rated from October 1, 2011 through December 31, 2011 and each director received one-quarter of his or her applicable annual cash fee (other than Mr. Morikis, whose cash fees were pro-rated from December 1, 2011, the date of his election).

Annually, each non-employee director will receive a stock grant that is based on a set dollar value. The number of shares granted will be determined by dividing the closing price of the Company’s common stock on the grant date into the annual dollar value, rounded to the nearest share. It is expected that the dollar value will be set at $115,000.

Distribution of Home & Security Stock by Former Parent

On October 3, 2011, stockholders of our Former Parent received one share of Home & Security common stock for each share of Fortune Brands common stock held on September 20, 2011 (see “Certain Information Regarding Security Holdings” on pages 53 and 54 of this Proxy Statement for the number of shares held by each non-employee director as of March 1, 2012). Prior to our Spin-off, Mrs. Hackett deferred receipt of 6,892 shares of Fortune Brands common stock. As a result of our Spin-off and pursuant to the Employee Matters Agreement between the Company and our Former Parent, all of the shares deferred by Mrs. Hackett were converted into 6,892 deferred shares of Home & Security common stock.

Conversion of Former Parent Stock Options to Home & Security Stock Options

Prior to our Spin-off, certain non-employee directors held outstanding stock options to purchase Fortune Brands common stock under our Former Parent’s equity plans. Pursuant to the Employee Matters Agreement between the Company and our Former Parent, each vested Fortune Brands stock option was replaced with one substitute Home & Security option granted under the Fortune Brands Home & Security, Inc. 2011

Long-Term Incentive Plan and one adjusted Beam option. See “Certain Information Regarding Security Holdings” on pages 53 and 54 of this Proxy Statement for the number of outstanding Home & Security stock options held by each non-employee director.

Stock Ownership of Board Members

In connection with our Spin-off and to align the Board’s interests with those of stockholders, the Board of Directors established Stock Ownership Guidelines for non-employee directors. Directors are encouraged to own Company stock with a fair market value equal to three times their annual cash fee of $80,000. The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. For information on the beneficial ownership of securities of the Company by directors and executive officers see “Certain Information Regarding Security Holdings” on pages 53 and 54.

2011 Director Compensation*

Name(a)	Fees Earned or Paid in Cash ($)(c)	Stock Awards ($)(d)(1)	Option Awards ($)(2)(e)	Non-Equity Incentive Plan Compensation ($)(f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(g)	Total ($)
Richard A. Goldstein	21,875	0	n/a	n/a	n/a	5,559	27,434
Ann F. Hackett	25,625	0	n/a	n/a	n/a	174	25,799
A.D. David Mackay	23,750	0	n/a	n/a	n/a	174	23,924
John G. Morikis	7,292	0	n/a	n/a	n/a	22	7,314
David M. Thomas	75,625	0	n/a	n/a	n/a	300	75,925
Ronald V. Waters, III	25,625	0	n/a	n/a	n/a	5,174	30,799
Norman H. Wesley	23,750	0	n/a	n/a	n/a	300	24,050

*	Prior to the Spin-off, Messrs. Bruce A. Carbonari, Craig P. Omtvedt and Christopher J. Klein served as directors of the Company for no additional compensation. Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service.

(1)	Prior to the Spin-off, Messrs. Goldstein, Mackay, Thomas, Waters and Wesley and Mrs. Hackett were granted an annual stock grant consisting of 1,792 shares of our Former Parent’s common stock for their service on the Board of Directors of our Former Parent. Payment of these shares was made by our Former Parent and are not reflected in this chart.

(2)	Mr. Thomas had 9,960 stock options and Mr. Wesley had 377,990 stock options outstanding under the Company’s 2011 Long-Term Incentive Plan as of December 31, 2011. See “Certain Information Regarding Security Holdings” on pages 53 and 54 of this Proxy Statement for the number of stock options held by each current director as of March 1, 2012.

(3)	Included in this column are premiums paid for group life insurance coverage, as well as the Company’s match on gifts paid by the Director to charitable organizations, both of which are generally available to all Company employees and directors. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement explains the type and amount of compensation provided to the Company’s “named executive officers” (“NEOs”) in 2011 both prior to and following our Spin-off, as well as the principles and processes that the Board’s Compensation Committee (the “Home & Security Compensation Committee”) has established and follows in determining NEO compensation.

On October 3, 2011, Fortune Brands Home & Security became an independent, publicly traded company as a result of the Spin-off (see page 1 of this Proxy Statement for further details about the Spin-off). Prior to the Spin-off, the Compensation and Stock Option Committee of our Former Parent’s Board of Directors (the “Former Parent Compensation Committee”) and the Fortune Brands, Inc. Salary Committee (the “Former Parent Salary Committee”) approved and made recommendations regarding the Company’s executive compensation program. Immediately prior to the Spin-off, the Home & Security Compensation Committee reviewed those recommendations made by the Former Parent Compensation Committee and the Former Parent Salary Committee regarding total compensation for the NEO’s and approved such compensation.

The focus of this CD&A is primarily on the compensation philosophies and policies that were adopted by the Home & Security Compensation Committee following the Spin-off. As a newly independent company, we expect the Company’s executive compensation program to continue to evolve in support of our ongoing business strategy.

Named Executive Officers

For 2011, the NEOs were:

Christopher J. Klein	Chief Executive Officer, Fortune Brands Home & Security, Inc.
E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer, Fortune Brands Home & Security, Inc.
John N. Heppner	President and Chief Executive Officer, Fortune Brands Storage & Security LLC
Gregory J. Stoner	President, MasterBrand Cabinets, Inc.
David B. Lingafelter	President, Moen Incorporated

The NEOs include three of five of the Company’s operating company presidents (Messrs. Heppner, Stoner and Lingafelter). Use of the term “Subsidiary Presidents” throughout the CD&A specifically refers to these three NEOs.

Mr. Omtvedt, the former Chief Financial Officer of our Former Parent, is considered a named executive officer under the SEC executive compensation disclosure rules because he was the primary individual performing the various duties of a chief financial officer for the Company in fiscal 2011 prior to June 2011. His service occurred prior to the Spin-off. Mr. Omtvedt has never received any compensation directly from the Company and was, to the Company’s knowledge, never provided any compensation by our Former Parent specifically for his services to the Company. Accordingly, Mr. Omvtedt’s 2011 compensation is not discussed in this CD&A, and references to NEOs are not intended to include him.

2011 Compensation Established by Former Parent

Compensation decisions with respect to Mr. Klein and Mr. Wyatt and equity compensation decisions with respect to each of the NEOs were determined by the Former Parent Compensation Committee, while cash compensation decisions for the Subsidiary Presidents were determined by the Former Parent Salary Committee. In determining pre-Spin-off 2011 compensation, the then-current Chief Executive Officer of our Former Parent, Bruce A. Carbonari, reviewed Mr. Klein’s performance and Mr. Klein reviewed the performance of each of the Subsidiary Presidents. Based on these reviews, Mr. Carbonari and Mr. Klein made recommendations regarding the compensation levels of each of the NEOs to the Former Parent Compensation Committee and Former Parent Salary Committee, as applicable. The Former Parent Compensation Committee and Former Parent Salary Committee, as applicable, combined Mr. Carbonari’s and Mr. Klein’s recommendations with other factors, such as the performance of our Former Parent and its subsidiaries, market data, and their own knowledge and experience in working with each of the NEOs.

Compensation awarded prior to the Spin-off to Mr. Klein was subject to a benchmarking process followed by the Former Parent Compensation Committee. For benchmarking purposes, the Former Parent Compensation Committee used a comparison group prepared by its independent compensation consultant of the following 19 consumer product companies to determine the competitiveness of our Former Parent’s executive compensation program:

Alberto-Culver Company	Illinois Tool Works	Sara Lee Corporation
Brunswick Corporation	Kellogg Company	S.C. Johnson & Sons, Inc.
Campbell Soup Company	Kohler Co.	Stanley Black & Decker Corporation
Colgate-Palmolive Company	Masco Corporation	The Sherwin Williams Company
Diageo plc	Molson Coors Brewing Company	Whirlpool Corporation
General Mills, Inc.	Newell Rubbermaid Inc.
Hershey Foods Company	Nike, Inc.

Mr. Wyatt was hired as the Company’s Chief Financial Officer in June 2011 prior to the Spin-off. The Former Parent Compensation Committee reviewed and approved a cash sign-on bonus, his starting annual salary, an equity award and other benefits for 2011. Mr. Wyatt’s sign-on bonus of $100,000 and initial equity grant of 47,600 restricted stock units (“RSUs”) were provided as an inducement to leave his prior employment and join the Company. The value of his RSU grant was determined after taking into consideration the value of equity awards and other compensation that Mr. Wyatt forfeited with his prior employer as a result of his acceptance of his position with the Company. The forfeited amount with his prior employer reflected compensation that accumulated over a number of years and, therefore, cannot be compared to the value of one compensation element granted in a single calendar year to comparable executives. His starting salary and total compensation was also based, in part, on the level of total compensation he was receiving from his former employer.

The Subsidiary Presidents were also subject to a benchmarking process prior to our Spin-off but utilized more general market data. The Former Parent Salary Committee, working with Mr. Klein, looked at compensation levels in the home products industry. Hewitt Associates, Inc. and Towers Watson & Co., both of which were professional compensation consulting firms, provided industry data; however, no specific peer group was established for use in setting Subsidiary President compensation and the Former Parent Salary Committee was not provided with the names of any of the companies included in the survey data used for such purpose. The Former Parent Compensation Committee and Former Parent Salary Committee, as applicable, generally compared Subsidiary Presidents’ compensation to the 50th percentile of the applicable market data, although it did not target individual compensation elements or total compensation at any particular level in comparison to the market data.

Role of the Home & Security Compensation Committee

The Home & Security Compensation Committee’s Purpose and Duties

The Home & Security Compensation Committee was established in September 2011. The purpose of the Home & Security Compensation Committee is to discharge the responsibilities of the Company’s Board of Directors relating to the compensation of the Company’s NEOs, officers who hold the office of Vice President or above and the operating company presidents. The Home & Security Compensation Committee seeks to compensate the Company’s NEOs and other members of management in a manner that is consistent with applicable business performance, competitive practices, individual performance, company-wide performance and applicable legal requirements. The Home & Security Compensation Committee is also responsible for developing the compensation philosophy and principles discussed below.

Compensation Philosophy and Principles

Compensation Philosophy

The following are the Home & Security Compensation Committee’s objectives for the Company’s executive compensation program:

•	create and reinforce the Company’s pay for performance culture;

•	align the interests of management with those of the Company’s stockholders;

•	attract, retain and motivate superior executive talent by providing competitive levels of salary and total compensation;

•

provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk, with the ability for the Compensation Committee to recover any incentive payments in the event of material restatement of financial statements; and

•	integrate with the Company’s performance management process of goal setting and formal evaluation.

In support of these objectives, the Home & Security Compensation Committee uses the following guiding principles for setting and awarding executive compensation:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation, missing performance goals should result in reduced incentive pay.

•

Compensation should be competitive with those organizations for which the Company competes for top talent. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the Company maintains a highly qualified and strong leadership team.

•

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that excessive risk is not encouraged.

•

To better align the interests of management with the interests of stockholders, a significant portion of executive compensation should be equity-based and stock ownership guidelines should be followed to better ensure a focus on long-term, sustainable growth.

•	Perquisites and other benefits for executives should be limited in nature and scope.

Benchmarking

The Home & Security Compensation Committee adopted a benchmarking comparison group (the “2011 Survey Group”) for purposes of reviewing and approving post-Spin-off 2011 compensation. Meridian, which served as the outside compensation consultant to the Home & Security Compensation Committee, provided information and suggestions as to the composition of the 2011 Survey Group. The 2011 Survey Group consisted of 18 consumer products companies with median 2010 revenue of $3.4 billion compared to the Company’s 2010 revenue of $3.2 billion. The Company believes that it competes with these companies for executive talent. The 2011 Survey Group consists of:

Armstrong World Industries	Kohler Co	Pella Corporation
Andersen Corporation	Leggett & Platt Incorporated	Stanley Black & Decker, Inc.
A.O. Smith Corporation	Lennox International Inc.	The Sherwin Williams Company
Cooper Industries plc	Masco Corporation	USG Corporation
Fastenal Company	Mohawk Industries, Inc.	Valspar Corporation
Jarden Corporation	Newell Rubbermaid Inc.	Watsco, Inc.

The Home & Security Compensation Committee compared the base salaries and total direct compensation for the Company’s NEOs to the 50th percentile of the benchmark data to determine whether the Company’s compensation practices fell in line with market data. The Home & Security Compensation Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Home & Security Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels and, accordingly, the Home & Security Compensation Committee may determine that with respect to one or more individuals that it is appropriate for compensation to meet, exceed or fall below the 50th percentile of the benchmark data with respect to a particular compensation element or total compensation. The factors that may influence the amount of compensation awarded may include market competition for a particular position, an individual’s possession of a unique skill or knowledge set, proven leadership capabilities, or experience. Throughout the CD&A, the benchmarking data used by the Home & Security Compensation Committee and the benchmarking data and survey data used by our Former Parent are referred to as “market data.”

The Use of an Outside Compensation Consultant

To assist it in evaluating executive compensation, the Home & Security Compensation Committee engaged Meridian as its outside compensation consultant. Meridian’s role is described on page 15 of this Proxy Statement.

Elements of the Executive Compensation Program

As described throughout this CD&A, the Company provides various types of compensation to the NEOs, some of which are fixed and some of which are variable and dependent upon the performance of an individual operating company or the Company as a whole.

Base Salary

At the beginning of 2011, the Former Parent Compensation Committee or Fortune Brands Salary Committee, as applicable, approved base salary increases from the levels established in 2010 for the NEOs ranging from approximately 5% to 14%, with the increases made to bring the NEOs’ base salary levels closer in line with market data and to address internal equity considerations.

In setting base salary levels, the Home & Security Compensation Committee (together with Mr. Klein for NEOs other than himself) considered competitive market data in addition to other factors, such as exceptional individual performance, retention concerns and tenure with the Company and the Former Parent. The base salary awarded to each NEO (except Mr. Wyatt and Mr. Stoner) by the Company following the Spin-off was increased from the base salary such NEO was receiving immediately prior to the Spin-off to bring the base salary levels closer in line with market data and to reflect increased job responsibilities resulting from their roles in a newly-established, stand-alone public company. The following table shows the base salaries in effect for each of the NEOs in 2011 both prior to and following our spin-off:

Named Executive Officer	Pre-Spin-off Base Salary	Pre-Spin-off Base Salary
Christopher J. Klein
Chief Executive Officer	$900,000	$742,000

E. Lee Wyatt, Jr.
Senior Vice President and CFO	$650,000	$650,000

John N. Heppner
President and Chief Executive Officer, Fortune Brands Storage & Security LLC	$460,000	$450,000

Gregory J. Stoner
President, MasterBrand Cabinets, Inc.	$485,000	$485,000

David B. Lingafelter
President, Moen Incorporated	$450,000	$415,000

Annual Cash Incentive

To determine annual bonus targets for 2011 prior to our Spin-off, a target level of bonus as a percentage of salary was set for each of Messrs. Klein and Wyatt. These target bonus levels were competitive according to market data. Applicable performance targets were then set for each of Messrs. Klein and Wyatt for payment of the 2011 annual incentive bonus. Mr. Klein’s 2011 bonus target as a percentage of his base salary was originally set at 75% for 2011, based upon his experience with the Company and market data for comparable positions. Effective with the Spin-off, the Home & Security Compensation Committee increased Mr. Klein’s annual bonus target to 110% of base salary in light of Mr. Klein’s greater responsibility as a chief executive officer of a public company and market data. For Mr. Klein, the actual bonus payment could have ranged from 0-200% of the target amount, based on company performance and achievement of the pre-established performance goals. Pursuant to the terms of Mr. Wyatt’s employment offer, Mr. Wyatt’s 2011 bonus payment was guaranteed to be at least 85% of his annual base salary, with the potential to earn up to 200% of his target amount based on the Company’s actual performance. For 2012 and subsequent years, Mr. Wyatt will not be entitled to a guaranteed bonus payout under the Company’s annual bonus plan.

The performance goals for Mr. Klein’s and Mr. Wyatt’s annual bonuses were based upon the weighted average of all of the Home & Security companies’ operating income (“OI”) and working capital efficiency (“WCE”), with OI weighted 75% and WCE weighted 25%. WCE is defined as the sum of average trade receivables and inventories less average trade payables divided by sales for a specified period. OI and WCE were selected as performance measures because these measures indicate overall sales performance (OI) and the Company’s operational efficiency in using working capital to support each dollar of sales (WCE). These measures are also similar to those used by the Company’s competitors.

The weighted average OI is calculated by first determining the percentage by which each Home & Security business achieved its OI goal for the year, and weighting the OI performance of each Home & Security business in accordance with the table set forth below. The weighted OI percentages are then added together to determine the payout percentage with respect to the OI performance goal. The same procedure is used to determine the payout percentage with respect to the WCE performance goal.

The following table sets forth the target OI and WCE performance goals and relative weighting used to determine Mr. Klein’s and Mr. Wyatt’s annual bonus:

Weighted OI and WCE Goals

For Mr. Klein and Mr. Wyatt’s Annual Cash Bonus

Company	OI Weight	Target OI Goals (in millions)	WCE Weight	Target WCE Goals (%)
MasterBrand Cabinets	39%	$57.7	28%	10.9%
Moen	28%	$133.7-138.7	29%	15.9%
Therma-Tru	9%	$11.6-13.6	7%	12.3%
Simonton	9%	$5.7-6.5	6%	10.9%
Master Lock	10%	$41.8-43.8	17%	24.9%
Waterloo	5%	$6.5-7.5	13%	35.4%

Mr. Klein’s 2011 annual bonus was calculated as follows:

Company	OI Weight	OI Result (as % of Target)	Payout Result	Company	WCE Weight	WCE Result (as % of Target)	Payout Result
Master Brand Cabinets	39%	0.0%	0.0%	Master Brand Cabinets	28%	133.3%	37.3%
Moen	28%	84.6%	23.7%	Moen	29%	175.0%	50.8%
Therma-Tru	9%	0.0%	0.0%	Therma-Tru	7%	96.7%	6.8%
Simonton	9%	0.0%	0.0%	Simonton	6%	200.0%	12.0%
Master Lock	10%	133.0%	13.3%	Master Lock	17%	132.0%	22.4%
Waterloo	5%	200.0%	10.0%	Waterloo	13%	77.6%	10.1%

Total H&S:	100%		47.0%	Total H&S:	100%		139.4%

Weighted Average Final Payout %:			70.1%

Final Payout:			$693,990

For 2011, these calculations resulted in a payout percentage of 70.1% of Mr. Klein’s target annual bonus, resulting in a cash award of $693,990 to Mr. Klein. As noted above, pursuant to the terms of Mr. Wyatt’s employment offer, Mr. Wyatt’s 2011 bonus was guaranteed to be at least 85% of his annual base salary, with the potential to earn up to 200% of his target amount based on the Company’s actual performance. Because Mr. Wyatt’s guaranteed bonus exceeded the amount that would have otherwise been paid pursuant to the annual bonus plan, Mr. Wyatt received the guaranteed bonus pursuant to his employment agreement, resulting in a cash award of $552,500.

Each Subsidiary President’s annual bonus in 2011 was based upon the respective performance of that president’s operating company. The following table sets forth each Subsidiary President’s annual cash incentive targets as a percentage of their respective annual base salary, as well as the OI and WCE goals for their companies in 2011. Annual bonus targets were established based upon each Subsidiary President’s experience with the Company and market data for comparable positions. Actual bonus payments could have ranged from 0-200% of the target amount, based on actual performance. If a subsidiary did not attain its target performance, the applicable Subsidiary President would still be eligible to receive a bonus, but it would be paid at less than 100% of his target annual bonus. In determining the percentage of target bonus that was payable to the Subsidiary Presidents, OI is weighted 75% and WCE is weighted 25%.

Weighted OI and WCE Goals

For Subsidiary Presidents’ Annual Cash Bonus

Named Executive Officer		Performance Goals
	Target Bonus as % of Base Salary(1)	Measure	Target ($ in millions)
John N. Heppner(2)	60%	OI	$41.8-43.8
Master Lock Company LLC		WCE	24.9%

Waterloo Industries, Inc.		OI	$6.5-7.5
		WCE	35.4%

Gregory J. Stoner	60%	OI	$57.7
		WCE	10.9%

David B. Lingafelter	60%	OI	$133.7-138.7
		WCE	15.9%

(1)	The target bonus percentage reflects the target bonuses in effect as of December 31, 2011. Immediately prior to the Spin-off, the Home & Security Compensation Committee approved an increase in Messrs. Stoner’s and Lingafelter’s target percentage from 50% of base salary to 60% of base salary.

(2)	Mr. Heppner’s bonus payout is weighted based 75% on Master Lock’s results and 25% on Waterloo’s results.

The actual annual bonus payouts for the Subsidiary Presidents were as follows:

2011 Weighted OI and WCE Results

For Subsidiary Presidents’ Annual Cash Bonus

Named Executive Officer	Results			Bonus Payout
	Target Bonus as % Of Base Salary	Measure	Performance ($ in millions)	Dollar Value	% of Target Bonus
John N. Heppner(1)
Master Lock Company LLC	60%	OI	$ 46.7	$391,800	142%
		WCE	24.1%

Waterloo Industries, Inc.		OI	$ 10.7
		WCE	37.3%

Gregory J. Stoner	60%	OI	$ 15.8	$ 96,903	33.3%
		WCE	10.5%

David B. Lingafelter	60%	OI	$129.7
		WCE	14.7%	$289,440	107.2%

(1)	Mr. Heppner’s annual cash bonus was based on the performance results of Master Lock (75%) and Waterloo (25%). The percentage of target bonus paid to Mr. Heppner was determined based on a weighted average of Master Lock’s achievement of 132.8% of the performance goals and Waterloo’s achievement of 169.4% of the performance goals.

Long-Term Equity Incentive Compensation

Stock Options. In February 2011, the Former Parent Compensation Committee granted stock options to all of the Home & Security NEOs, except for Mr. Wyatt who was not yet employed by the Company. The options were granted in consideration of anticipated future performance, as well as past accomplishments. The Former Parent Compensation Committee’s intent for the stock option award was to offer the Home & Security NEOs significant long-term incentives to motivate performance and to focus managerial efforts on enhancing stockholder value.

The stock options granted to the NEOs in 2011 under the Former Parent’s long-term incentive plan were converted into Home & Security stock options and the number of converted stock options held by each of the NEOs is listed in the Grants of Plan Based Awards table on page 34 of this Proxy Statement.

Restricted Stock Units. Prior to the Spin-off, Messrs. Klein and Wyatt received grants of RSUs under the Former Parent’s long-term incentive plan in February and July of 2011, respectively. RSUs are time-vested awards that provide executives with an opportunity to earn shares of our Former Parent’s common stock, subject for Mr. Klein to the achievement of an EPS goal of $1.00 of our Former Parent’s common stock. The EPS performance goal is intended to allow the RSUs to qualify as “performance-based compensation” under the Code. Each RSU entitled the holder to receive one share of our Former Parent’s common stock to be paid when the RSU vests.

None of the Subsidiary Presidents received RSU grants under the Former Parent’s long-term incentive plan.

At the time of our Spin-off, RSUs and performance share awards granted under the Former Parent LTIP and outstanding on the effective date of our Spin-off were converted into RSUs covering Home & Security common stock. Former Parent RSUs were converted using a methodology that was intended to preserve the economic value of the outstanding RSUs on the effective date of the Spin-off, using a ratio of the post-Spin-off fair market value of Former Parent common stock compared to Home & Security common stock.

The number of Former Parent performance shares (for the 2009-2011 and 2010-2012 performance periods) converted into Home & Security RSUs was determined using actual pre-Spin-off Company performance through September 30, 2011 and assuming the achievement of target performance goals (as set forth in the original performance share awards) for the period of October 1, 2011 through the end of performance period. The resulting number of performance shares of Former Parent common stock were then converted into Home & Security RSUs using the same methodology described above for the conversion of Former Parent RSUs into Home & Security RSUs. A description of how the outstanding Former Parent awards were converted can be found on pages 35 and 36 of this Proxy Statement.

Fortune Brands Home & Security Long Term Incentive Plan. The Board of Directors of Home & Security adopted the Fortune Brands Home & Security, Inc. 2011 Long Term Incentive Plan (the “Home & Security LTIP”) to provide various forms of equity-based awards in Home & Security common stock that are intended to:

•	align the interests of its officers, employees, non-employee directors and independent contractors with those of its stockholders,

•	attract and retain such individuals, and

•	motivate them to act in the long-term best interests of the company and its stockholders.

Founders Grants. The Home & Security Compensation Committee approved a one-time grant of equity-based awards to the Home & Security NEOs, other Home & Security executive officers and select Home & Security key employees (the “Founders Grants”). The Home & Security Compensation Committee determined the size of the Founders Grants for each of the NEOs based upon market data and recommendations made by Meridian regarding typical levels of equity granted to senior leadership in public company spin-offs. For the NEOs, the Founders Grants had grant date fair values in the following amounts:

Value
Named Executive Officer:
Christopher J. Klein	$6,600,000
E. Lee Wyatt, Jr.	2,000,000
John N. Heppner	1,700,000
David B. Lingafelter	1,700,000
Gregory J. Stoner	1,700,000

For each individual, 50% of the value of the Founders Grants was awarded in the form of Home & Security RSUs and 50% of the value was awarded in the form of Home & Security stock options. Generally, subject to continued employment, the stock options and RSUs will vest over a four year period in one-third increments on the second, third and fourth anniversaries of the grant date. With respect to the RSUs, if the NEO is a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (i.e.,

all NEOs except Mr. Wyatt), the RSUs will not vest unless and until the date on which the Home & Security Compensation Committee certifies a performance goal relating to the Company’s attainment of $300 million of gross margin before charges and gains for 2012. This performance goal is intended to allow the RSUs to qualify as “performance-based compensation” under the Code.

Long Term Cash Incentive Compensation

Prior to our Spin-off in 2011, Mr. Klein and the Subsidiary Presidents each received cash awards (“Cash LTIP Awards”) with payouts subject to the achievement of certain performance goals over a three-year performance period that runs from 2011-2013. Mr. Klein received his Cash LTIP Award under our Former Parent’s long-term incentive plan, while the Subsidiary Presidents each received their Cash LTIP Awards under the long-term incentive plans maintained by each of their respective companies. The purpose of these Cash LTIP Awards is to ensure that incentive compensation supports the Company’s long-term profitability and rewards the returns generated on net assets managed directly by each of the Home & Security businesses.

Under the Cash LTIP Awards, Mr. Klein and the Subsidiary Presidents received a specified number of “units”. Each unit awarded has been assigned specified minimum, target and maximum dollar values to be paid at the end of the three-year performance period based upon the three-year cumulative performance of the Company and its subsidiaries. Mr. Klein received 1,000 units, Mr. Stoner received 400 units, Mr. Heppner received 600 units and Mr. Lingafelter received 400 units. The minimum value assigned to each unit is $0, the target value assigned to each unit is $400 and the maximum value assigned to each unit is $1,000. The dollar amounts to be paid at the end of the performance period depend on the extent to which the performance goals described below are met.

Performance goals for the 2011-2013 Cash LTIP Awards are based on the weighted average of the Home & Security companies’ OI and the return on net tangible assets (“RONTA”). The Former Parent Compensation Committee and the Former Parent Salary Committee selected OI and RONTA as measures for the 2011-2013 Cash LTIP Awards because they are used to assess the returns generated on the net assets managed directly by each of the businesses, and they provide important supplemental information on the performance of the businesses. In determining the final value of the 2011-2013 Cash LTIP Awards, OI will be weighted 75% and RONTA will be weighted 25%. Performance targets are intended in all instances to be challenging but achievable.

The 2011-2013 performance of the Home & Security subsidiary companies for purposes of determining the payout amounts under the Cash LTIP Awards described above will be determined in the same manner as the annual bonus described above on pages 22-25 of this CD&A, substituting RONTA in this case for WCE.

Cash LTIP Awards covering the periods 2009-2011 and 2010-2012 were previously awarded to Mr. Klein and the Subsidiary Presidents. The 2009-2011 Cash LTIP Awards were subject to OI and WCE cumulative performance goals, with OI and WCE equally weighted. The table below sets forth target OI and WCE performance goals for the 2009-2011 Cash LTIP Awards and for purposes of determining Mr. Klein’s 2009-2011 Cash LTIP Award and the weighting of each subsidiary:

Company	OI Weighting for Mr. Klein’s Unit Value	OI Goals (in millions)	WCE Weighting for Mr. Klein’s Unit Value	WCE Goals (%)
MasterBrand Cabinets	35%	$158.3	30%	12.13%
Moen	30%	$263.0	25%	17.13%
Therma-Tru	15%	$(24.3)	10%	14.42%
Simonton	10%	$(31.9)	5%	12.68%
Master Lock	5%	$102.2	20%	29.44%
Waterloo	5%	$11.0	10%	32.77%

For the 2009-2011 Cash LTIP Awards, the results shown in the table below resulted in the following payouts: Mr. Klein’s units were valued at $749.90 each, resulting in a total payout of $299,960; Mr. Stoner’s units were valued at $525.20 each, resulting in a total payout of $183,820; Mr. Heppner’s units were valued at $1,000 each, resulting in a total payout of $600,000; and Mr. Lingafelter’s units were valued at $850 each, resulting in a total payout of $255,000.

	(in millions)
Company	OI Result	WCE Results (%)
MasterBrand Cabinets	$53.4	10.48%
Moen	$375.6	16.7%
Therma-Tru	$8.1	11.5%
Simonton	$(10.6)	10.94%
Master Lock	$135.1	25.69%
Waterloo	$17.4	35.7%

The 2010-2012 Cash LTIP Awards remain outstanding and will be settled following the completion of the three-year performance period, depending upon the achievement of performance goals relating to OI and RONTA established for such performance period.

Retirement Benefits

Pre-Spin-off Retirement Benefits. Prior to our Spin-off, retirement benefits for Messrs. Klein and Wyatt were provided through our Former Parent. Mr. Klein participated in a combination of tax-qualified and non-qualified defined benefit and defined contribution plans. Because the defined benefit pension plan of our Former Parent, the Fortune Brands, Inc. Pension Plan (“Former Parent Pension Plan”) was frozen to new participants in 2008, Mr. Wyatt was not eligible to earn a defined benefit pension benefit, but he did participate in our Former Parent’s tax-qualified defined contribution plan (described below).

The tax-qualified defined contribution plan sponsored by our Former Parent (the “Former Parent 401(k) Plan”) provided 401(k) and profit sharing benefits and allowed for participation by eligible employees of each of the Home & Security subsidiary companies, including the Subsidiary Presidents. The Subsidiary Presidents also each earned benefits under different tax-qualified defined benefit plans and non-qualified retirement plans sponsored by their respective companies. The retirement benefits provided to the Company’s NEOs are described in more detail on pages 39 through 43 of this Proxy Statement.

Post-Spin-off Retirement Benefits. Following the Spin-off, the Company established a tax-qualified defined contribution plan (the “Home & Security 401(k) Plan”) that provides 401(k) and profit sharing benefits to eligible employees including the NEOs. Assets held under the Former Parent 401(k) Plan for post-Spin-off employees of the Company were transferred to the Home & Security 401(k) Plan.

With respect to the post-Spin-off defined benefit pension benefits, assets and liabilities from the Former Parent Pension Plan (now the Beam Inc. Pension Plan) that were attributable to benefits earned by Home & Security employees prior to our Spin-off (“Home & Security Pension Participants”) were merged into the Moen Incorporated Pension Plan (the “Moen Plan”). The benefit formulas applicable to the Home & Security Pension Participants did not change as a result of the transfer to the Moen Plan. Because Mr. Wyatt was excluded from participation in our Former Parent Pension Plan, he will not accrue a benefit under the Moen Plan.

In 2011, the NEOs also received contributions to the Fortune Brands’ tax-qualified defined contribution plan, supplemental retirement and deferred compensation benefit plans and tax reimbursements related to the supplemental retirement and deferred compensation benefit plans. These contributions and tax reimbursements are reported in the 2011 Summary Compensation Table on page 32 of this Proxy Statement.

Severance and Change in Control Agreements

In connection with our Spin-off, the Company entered into Severance and Change in Control Agreements with the Home & Security NEOs. The severance benefits under the Severance and Change in Control Agreements consist of:

•

a multiple (described below) of the NEO’s base salary, target annual incentive bonus, and any profit-sharing allocation and 401(k) matching contribution for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described below) of coverage under life, health, accident and medical plans; and

•

an amount equal to the award the executive would have received under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan based upon actual Company performance for the calendar year in which the termination date occurs, prorated for the portion of the calendar year during which the executive was employed by the Company.

If Mr. Klein experiences a qualifying termination of employment other than within 24 months following a change in control, his multiple for severance benefits will be 24 months. If Mr. Klein experiences a qualifying termination of employment within 24 months following a change in control, his multiple for severance benefits will be 36 months. The multiples for Messrs. Wyatt, Heppner, Stoner and Lingafelter will be 18 months for qualifying terminations occurring other than within 24 months following a change in control and 24 months for qualifying terminations occurring within 24 months following a change in control. A qualifying termination of employment is one that is initiated by the Company without “cause” or by the NEO without “good reason,” as such terms are customarily defined.

These agreements require the executive to sign a release of legal claims against the Company to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the executive). The agreements also contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control, a 12-month non-solicitation provision and a provision prohibiting the executive and the Company from making disparaging statements about the other either during or after the executive’s employment.

Perquisites

In 2011, the Company provided certain benefits and perquisites, including relocation benefits for Mr. Wyatt. In addition, Mr. Klein had limited access to Company aircraft for personal use, for which he reimbursed the Company for the hours of personal flight time and certain costs associated with personal aircraft usage. Also during 2011, our Subsidiary Presidents received subsidiary level benefits including participation in a car allowance program, reimbursement for financial planning and tax services and reimbursement for country club dues. Prior to the Spin-off, the Home & Security Compensation Committee evaluated the perquisites being provided to the Subsidiary Presidents and eliminated them effective with the Spin-off based on its determination that these benefits were no longer in line with market practices.

Stock Ownership by Home & Security NEOs

Stock Ownership Guidelines. To more directly align the interests of management with those of stockholders, at the time of our Spin-off, the Home & Security Compensation Committee adopted a stock ownership policy under which Company officers are required to own an amount of Company common stock equal to a specified multiple of their annual base salary, as follows:

Officer Level	Stock Ownership Level as a Multiple of Annual Base Salary
CEO	6
Operating Company Presidents	3
SVPs	3
VPs	1

Officers subject to the guidelines, including the NEOs, have five (5) years from the date they become subject to the guidelines to acquire the appropriate level of Company stock ownership. Unvested restricted stock units granted under the Company’s long-term incentive plan are included in determining an individual’s stock ownership level.

Anti-Hedging Policy. At the time of our Spin-off, the Home & Security NEOs all became subject to the Company’s anti-hedging policy, under which all Home & Security Senior Vice Presidents and Vice Presidents and all operating company presidents are prohibited from hedging the risk of owning Home & Security stock or from trading in derivatives of Company common stock. Home & Security adopted the anti-hedging policy to more directly align management’s interests with stockholders’ interests.

Clawback Policy. The NEOs are subject to a policy under which the Company has the right to seek to recoup all or part of an annual bonus or performance share award granted after September 26, 2011 if there is a: (1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment, or (2) a restatement of the Company’s financial statements for any such year which results from fraud or willful misconduct committed by an award holder.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s Proxy Statement.

Compensation Committee

Ann F. Hackett, Chair

Richard A. Goldstein

A. D. David Mackay

Norman H. Wesley

2011 EXECUTIVE COMPENSATION

As noted in the Compensation Discussion & Analysis, Mr. Omtvedt, the former Chief Financial Officer of our Former Parent, is considered an NEO because he was the primary individual performing the various duties of a chief financial officer for the Company in the period in fiscal 2011 prior to June 2011. Mr. Omtvedt has never received any compensation directly from the Company and was, to the Company’s knowledge, never provided any compensation by Fortune Brands specifically for his services to the Company. Accordingly, Mr. Omvtedt’s 2011 compensation is not included in the executive compensation tabular disclosure and related footnotes and narratives.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2011	774,500	0	4,199,360	3,982,755	993,950	302,000	154,512	10,407,077
Chief Executive Officer	2010	700,000	0	1,283,261	480,470	958,650	119,657	112,957	3,654,996
	2009	546,000	0	1,717,528	420,665	483,995	91,653	59,858	3,319,699
E. Lee Wyatt, Jr.*	2011	369,583	652,500	4,000,000	1,000,000	0	0	107,148	6,129,231
Senior Vice President and Chief Financial Officer
John N. Heppner	2011	450,452	0	850,000	1,401,978	991,800	722,000	34, 244	4,450,474
Chief Executive Officer and President, Fortune Brands Storage & Security LLC	2010	428,375	0	0	563,933	589,050	391,975	33,666	2,006,999
Gregory J. Stoner	2011	485,000	0	850,000	1,401,978	280,723	88,000	81,640	3,187,341
President, MasterBrand Cabinets, Inc.	2010	451,154	165,000	0	563,933	472,390	51,602	35,345	1,739,424

David B. Lingafelter	2011	420,353	0	850,000	1,325,550	544,440	350,000	92,414	3,582,757
President, Moen Incorporated	2010	351,133	90,045	0	451,146	299,340	186,881	39,636	1,418,181

*	In June 2011, E. Lee Wyatt, Jr. was named Senior Vice President and Chief Financial Officer of Home & Security.

(1)	For Mr. Wyatt, the amount reported in column C includes a $100,000 sign on bonus and $552,500 for a guaranteed bonus equal to his annual target bonus level.

(2)	Stock Awards: The amounts listed in column D represent the aggregate grant date values calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) for RSUs granted in 2011 by our Former Parent that were converted into Home & Security RSUs and the one-time Founders Grant of RSUs awarded in connection with the Spin-off. The RSUs awarded by our Former Parent were converted into Home & Security RSUs in a manner that preserved the value of the award.

For Mr. Klein, this column also represents the aggregate grant date values calculated in accordance with FASB ASC Topic 718 for outstanding performance shares awards granted by our Former Parent that were converted into Home & Security RSUs based on actual performance through September 30, 2011 and target performance for the remainder of the performance periods. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

Also reported in this column are one-time Founders Grants of RSUs awarded in connection with the Spin-off in the following amounts: Mr. Klein ($3,300,000), Mr. Wyatt ($1,000,000), Mr. Heppner ($850,000), Mr. Stoner ($850,000) and Mr. Lingafelter ($850,000).

(3)	Option Awards: The amounts listed in column E reflect the aggregate grant date values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2011 by our Former Parent that were converted into Home & Security stock options and the one-time Founders Grant of stock options awarded in connection with the Spin-off. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in Company’s Form 10-K for the year ended December 31, 2011.

Also reported in this column are one-time Founders Grants of Options awarded in connection with the Spin-off in the following amounts: Mr. Klein ($3,300,000), Mr. Wyatt ($1,000,000), Mr. Heppner ($850,000), Mr. Stoner ($850,000) and Mr. Lingafelter ($850,000).

(4)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentive for Mr. Klein in the amount of $693,990 and $299,960 for the 2009-2011 Cash LTIP. Column F also lists amounts earned under the annual cash bonus plans maintained by Master Lock, MasterBrand Cabinets and Moen, respectively, in the amount of $391,800 for Mr. Heppner; $96,903 for Mr. Stoner; and $289,440 for Mr. Lingafelter. In addition, column F includes the value of the Cash LTIP awards paid to Mr. Heppner in the amount of $600,000; Mr. Stoner in the amount of $183,820 and Mr. Lingafelter in the amount of $255,000 for the 2009-2011 performance period.

(5)	Increase in Actuarial Value of Defined Benefit Pension: Column G includes an estimate of the increases in actuarial value of certain NEOs’ tax qualified and non-qualified defined benefit pension plan benefits. The calculation of the increase is based on the following assumptions used to calculate the applicable plan’s accumulated benefit obligation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Retirement Benefit Compensation (“FASB ASC Topic 715”). The narrative and footnotes following the Pension Benefits table on page 39 provide additional detail about the pension plans in which the Home & Security NEOs participate.

(6)	Perquisites and All Other Compensation: In 2011, Mr. Wyatt received $74,257 in relocation expenses ($26,479 of which represented the tax gross up). In 2011, each of Messrs. Heppner, Stoner and Lingafelter received auto loan forgiveness interest and tax gross ups from Master Lock, MasterBrand Cabinets and Moen, respectively. Mr. Heppner received $23,661 ($2,661 of which represented the tax gross up); Mr. Stoner received $60,462 ($19,629 of which represented the tax gross up); and Mr. Lingafelter received $66,021 ($25,188 of which represented the tax gross up).

Mr. Stoner and Mr. Lingafelter each received reimbursement for the cost of financial planning services in the amounts of $4,269 ($269 of which represented the tax gross up) and $5,393 ($2,393 of which represented the tax gross up), respectively. Mr. Stoner also received $472 of tax preparation services and gross ups ($47 of which represented the gross up), and Mr. Lingafelter received $12,037 as reimbursement for his 2011 country club dues. Certain executives received executive physicals. All of these amounts are included in column H.

Defined Contribution Benefits, Nonqualified Plan Earnings and Tax Reimbursements: The amount in column H also includes: (a) Contributions to Fortune Brands Home & Security’s tax-qualified defined contribution plan made by Fortune Brands Home & Security, Master Lock, MasterBrand Cabinets and Moen, (b) profit-sharing amounts under the Fortune Brands Home & Security Supplemental Plan, and (c) tax reimbursements with respect to defined contribution benefits. We describe these benefits below.

(a)	Defined Contribution Plan Contributions. Contributions for 2011 to Fortune Brands Home & Security tax-qualified defined contribution plan made by Fortune Brands Home & Security, Master Lock, MasterBrand Cabinets and Moen were: by Home & Security, $11,025 for Mr. Klein and $5,363 for Mr. Wyatt; by Master Lock, $7,350 for Mr. Heppner; by MasterBrand Cabinets, $11,025 for Mr. Stoner; and by Moen, $7,350 for Mr. Lingafelter.

(b)	Supplemental Plans. The Fortune Brands Home & Security Supplemental Plan credited Mr. Klein with amounts that would have been contributed to their profit sharing accounts under the tax qualified defined contribution plan but for the limitations on contributions imposed by the Internal Revenue Code. Profit sharing credits earned in 2011 under the Fortune Brands Home & Security Supplemental Plan were $111,611 for Mr. Klein and $6,616 for Mr. Wyatt. These amounts were credited to executives’ accounts in early 2012.

(c)	Tax Reimbursements. The defined contribution credits to the Fortune Brands Supplemental Plan are subject to Medicare tax. In 2011, $2,684 was paid to Mr. Klein and $242 to Mr. Wyatt as Medicare tax reimbursement.

Premiums for Life Insurance: The amounts set forth in column H include the dollar value of all insurance premiums paid by the applicable employer in 2011. These amounts were: $11,070 for Mr. Klein; $3,140 for Mr. Wyatt; $2,106 for Mr. Heppner; $672 for Mr. Stoner; and $653 for Mr. Lingafelter.

2011 GRANTS OF PLAN-BASED AWARDS

The table below reflects equity converted into Home & Security shares for those shares granted prior to the Spin-off. These shares were granted by the Former Parent, and were converted using the post-spin-off three-day volume-weighted average of the respective stock prices of Home & Security and our Former Parent, in such a way as to preserve the intrinsic value of the original grant. In addition to receiving a proportional number of Home & Security shares during the conversion, the NEOs also received shares of the Former Parent, which are not reflected below. Awards made after the Spin-off were determined based on the Company’s stock price on the date of such grant.

Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
02/22/2011(2)	0	990,000	1,980,000
02/22/2011(3)	0	400,000	1,000,000
02/22/2011(4)							65,758			899,360
02/22/2011(5)								179,830	$13.76	682,755
10/04/2011(6)								785,700	$12.30	3,300,000
10/04/2011(7)							271,600			3,300,000

E. Lee Wyatt, Jr.
06/07/2011(2)	0	552,500	1,105,000
07/27/2011(8)							212,933			3,000,000
10/04/2011(6)								238,100	$12.30	1,000,000
10/04/2011(7)							82,300			1,000,000

John N. Heppner
02/22/2011(2)	0	276,000	552,000
02/22/2011(3)	0	240,000	600,000
02/22/2011(5)								145,385	$13.76	551,978
10/04/2011(6)								202,400	$12.30	850,000
10/04/2011(7)							70,000			850,000

Gregory J. Stoner
02/22/2011(2)	0	291,000	582,000
02/22/2011(3)		160,000	400,000
02/22/2011(5)								145,385	$13.76	551,978
10/04/2011(6)								202,400	$12.30	850,000
10/04/2011(7)							70,000			850,000

David B. Lingafelter
02/22/2011(2)	0	270,000	540,000
02/22/2011(3)	0	160,000	400,000
02/22/2011(5)								125,254	$13.76	475,550
10/04/2011(6)								202,400	$12.30	850,000
10/04/2011(7)							70,000			850,000

(1)	The grant date fair value of stock option awards is based on the Black-Scholes value of $16.98 for the February 22, 2011 grant. The grant date fair value of restricted stock units is determined based upon $61.25, the mean price of Fortune Brands’ stock on the grant date (February 22, 2011). Grant date fair values are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in Company’s Form 10-K for the year ended December 31, 2011.

(2)	Numbers in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan for Messrs. Klein and Wyatt; the Master Lock annual bonus plan for Mr. Heppner; the MasterBrand annual bonus plan for Mr. Stoner; and the Moen annual bonus plan for Mr. Lingafelter. The estimated future payout for Messrs. Klein, Wyatt, Heppner, Stoner and Lingafelter is based on 110%, 85%, 60%, 60%, and 60%, respectively, of base salary as of December 31, 2011. Mr. Wyatt had a guaranteed bonus equal to his annual target bonus for 2011.

(3)	The numbers in this row reflect the range of potential payments under the long-term cash performance awards granted for the 2011-2013 performance period.

(4)	The numbers in this row reflect the number of restricted stock units that were awarded and will vest on the third anniversary of the date of grant, subject to continued employment and the achievement of an EPS goal of $1.00 cumulatively over the three-year performance period.

(5)	This row reflects the converted number of stock options granted in 2011 and the adjusted exercise price. These stock options will vest in three equal annual installments beginning on the anniversary date of the date of grant.

(6)	This row reflects the portion of the one-time Founders Grant that was awarded as a stock option. The grant date fair value of this award is based on the Black-Scholes value of $4.20. These stock options will vest over a four-year period in one-third increments on the second, third and fourth anniversaries of the grant date, if the executive remains employed through such dates.

(7)	This row reflects the portion of the one-time Founders Grant that was awarded as restricted stock units. The grant date fair value of this award is determined based on $12.15, the mean price of Fortune Brands Home & Security stock on the grant date. These RSUs will vest over a four-year period in one-third increments on the second, third and fourth anniversaries of the grant date, if the executive remains employed through such dates.

(8)	This row reflects the number of restricted stock units granted to Mr. Wyatt upon hire.

Non-Equity Incentive Plans

Annual Cash Bonus

Each of the Home & Security NEOs received an award under a cash-based, pay for performance annual incentive plan maintained by Fortune Brands Home & Security, Master Lock, MasterBrand Cabinets, or Moen, as applicable. Under the award, each Home & Security NEO was eligible to receive a bonus if the performance goal established for the year was met or exceeded, unless employment ended prior to the end of the year for reasons other than death, disability or retirement, in which case no bonus was paid. If employment ended as a result of death, disability or retirement, a participant would have been paid a prorated annual bonus if and when bonuses were otherwise paid to participants. In 2011, only Mr. Heppner was eligible for retirement. A more detailed discussion of each of these incentives can be found on pages 22 and 25 of this Proxy Statement.

Cash LTIP

Each of Messrs. Klein, Heppner, Lingafelter and Stoner received a payment under their 2009-2011 Cash LTIP awards. Mr. Wyatt was not eligible for a Cash LTIP payment for 2009-2011. These awards are discussed in greater detail on pages 27 and 28 of this Proxy Statement.

Equity Incentive Plans

Effect of Our Spin-off on Outstanding Former Parent Equity Awards

In 2011, our Former Parent awarded stock options and restricted stock units to Mr. Klein, while the Subsidiary Presidents received stock option grants. In addition, our Former Parent awarded Mr. Wyatt a new hire equity grant consisting of restricted stock units.

Pursuant to the terms of the Employee Matters Agreement between the Company and its Former Parent, Former Parent equity awards outstanding on the date of our Spin-off were treated as follows:

Stock Options. The treatment of outstanding Former Parent options depended on whether the options were vested on the effective date of the Spin-off, with service with our Former Parent counting as service with Home & Security:

•

Unvested stock options. Unvested Former Parent options that were outstanding on the effective date of our Spin-off and held by Home & Security employees (including the NEOs) were converted into options to purchase shares of Home & Security common stock, with changes to the original terms and conditions of the options to preserve the intrinsic value of such options.

•

Vested stock options. Home & Security employees (including the NEOs) holding vested Former Parent options on the effective date of our Spin-off received an adjusted option to purchase Beam common stock and an option to purchase Home & Security stock for each Former Parent option held (with the Former Parent option being cancelled). All such options are subject to the same terms and conditions as the original Former Parent options except for adjustments to preserve the intrinsic value of such options.

Restricted Stock Units. Former Parent RSUs held by Home & Security Employees on the effective date of our Spin-off converted into Home & Security RSUs with adjustments to the number of shares to preserve the intrinsic value of the awards.

Performance Share Awards. Former Parent performance share awards held by Home & Security employees and outstanding on the effective date of the Spin-off were converted into Home & Security RSUs. Mr. Klein was the only NEO that held outstanding performance share awards. The number of Home & Security RSUs was determined based upon the actual performance of our Former Parent from the start of the performance period through the effective date of our Spin-off and target performance for the remainder of the performance periods. The Home & Security RSUs have a vesting period beginning on the effective date of the Spin-off and ending on the last day of the performance period of the original performance share awards.

Equity Awards Granted by Home & Security Post-Spin off

In October 2011, the Compensation Committee awarded a one-time Founders Grant to the NEOs and certain other executives consisting of stock options and restricted stock units under the Company’s LTIP. Each RSU granted pursuant to this award vests over a four-year period as long as the executive remains continuously employed by the Company or a subsidiary thereof (unless the executive’s employment terminates due to death, disability or a change in control). Each stock option granted pursuant to this award vests over a four-year period. See pages 44-47 of this Proxy Statement for a description of the treatment of equity awards upon termination of employment.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Held that Have Not Vested (#) (3)(4)	Market Value of Shares or Units of Stock Held that Have Not Vested ($) (3)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Christopher J. Klein	0	785,700		$12.3000	10/4/2021	625,094	$10,645,351	0	$0
	0	179,830		$13.7570	2/22/2021
	13,479	127,039		$9.7622	2/22/2017
	24,615	58,001		$9.6080	9/30/2016
	95,484	0		$12.7443	9/29/2015
	44,230	0		$18.0960	9/24/2014
	56,948	0		$16.6295	9/26/2013
	51,254	0		$18.3664	9/27/2012
	59,773	0		$15.4000	9/28/2014
	59,773	0		$12.2391	9/29/2013

E. Lee Wyatt, Jr.	0	238,100		$12.3000	10/4/2021	295,233	$5,027,818	0	$0

John N. Heppner	0	202,400		$12.3000	10/4/2021	70,000	$1,192,100	0	$0
	0	145,385		$13.7570	2/22/2021
	9,175	149,111		$9.7622	2/22/2017
	15,819	74,553		$9.6080	9/30/2016
	47,457	0		$12.7443	9/29/2015
	26,101	0		$18.0960	9/24/2014
	23,728	0		$16.6295	9/26/2013
	18,983	0		$18.3664	9/27/2012
	19,923	0		$15.4000	9/28/2014
	3,384	0		$12.2391	9/29/2013

Gregory J. Stoner	0	202,400		$12.3000	10/4/2021	70,000	$1,192,100	0	$0
	0	145,385		$13.7570	2/22/2021
	0	149,111		$9.7622	2/22/2017
	15,819	74,553		$9.6080	9/30/2016
	37,016	0		$12.7443	9/29/2015
	28,474	0		$18.0960	9/24/2014
	14,046	0		$16.6295	9/26/2013
	14,237	0		$18.3664	9/27/2012
	7,011	0		$17.3806	2/23/2015

David B. Lingafelter	0	202,400		$12.3000	10/4/2021	70,000	$1,192,100	0	$0
	0	125,254		$13.7570	2/22/2021
	12,656	119,287		$9.7622	2/22/2017
	25,311	59,643		$9.6080	9/30/2016
	27,524	0		$12.7443	9/29/2015
	17,084	0		$18.0960	9/24/2014
	14,236	0		$16.6295	9/26/2013
	9,491	0		$18.3664	9/27/2012
	9,961	0		$15.4000	9/28/2014
	4,980	0		$12.2391	9/29/2013
	2,743	0		$10.4575	9/23/2012

(1)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column. These stock option grants vested ratably on the first three anniversaries of the grant date. Grants made prior to October 3, 2011 represent option awards granted to the named executive officer under our Former Parent’s equity compensation plans and were replaced with substitute Home & Security and Beam stock options that were adjusted to preserve the pre-conversion intrinsic value of the Fortune Brands’ options.

(2)	Each outstanding stock option that is not yet vested and exercisable is listed in this column. Grants made prior to October 3, 2011 represent options awards granted to the NEOs under our Former Parent’s equity compensation plans and were replaced with substitute Home & Security stock options that were adjusted to preserve the pre-conversion intrinsic value of the Fortune Brands’ options. The chart below reflects the vesting schedule for each outstanding stock option grant awarded to the Home & Security NEOs (assuming continued employment):

	Options Vesting in 2012 (dates refer to grant date)			Total Number of Options Vesting in 2012	Options Vesting in 2013 (dates refer to grant date)			Total Number of Options Vesting in 2013	Options Vesting in 2014 (dates refer to grant date)		Total Number of Options Vesting in 2014
	09/30/09	02/22/10	02/22/11		02/22/10	02/22/11	10/04/11		02/22/11	10/04/11
Christopher J. Klein	58,001	63,522	59,947	181,470	63,517	59,944	261,900	385,361	59,939	261,900	321,839
E. Lee Wyatt, Jr.	0	0	0	0	0	0	79,368	79,368	0	79,366	79,366
John N. Heppner	74,553	74,557	48,464	197,574	74,554	48,460	67,468	190,482	48,461	67,466	115,927
Gregory J. Stoner	74,553	74,557	48,464	197,574	74,554	48,460	67,468	190,482	48,461	67,466	115,927
David B. Lingafelter	59,643	59,643	41,754	161,040	59,644	41,750	67,468	168,862	41,750	67,466	109,216

(3)	Each outstanding RSU that was not yet vested as of December 31, 2011 is listed in this column. Grants made prior to October 3, 2011 represent RSUs granted to the NEOs under our Former Parent’s equity compensation plans and were replaced with substitute Home & Security restricted stock units. The chart below reflects the vesting schedule for each outstanding RSU grant awarded to the Home & Security NEOs (assuming continued employment):

	RSUs Vesting in 2012			Total Number of RSUs Vesting in 2012	RSUs Vesting in 2013			Total Number of RSUs Vesting in 2013	RSUs Vesting in 2014		Total Number of RSUs Vesting in 2014
	02/23/09	07/27/11	02/22/10		02/22/10	07/27/11	10/4/11		02/22/11	10/4/11
Christopher J. Klein	65,758	0	75,721	141,479	57,259	0	90,534	147,793	65,758	90,533	156,291
E. Lee Wyatt, Jr.	0	106,467	0	106,467	0	106,466	27,434	133,900	0	27,433	27,433
John N. Heppner	0	0	0	0	0	0	23,334	23,334	0	23,333	23,333
Gregory J. Stoner	0	0	0	0	0	0	23,334	23,334	0	23,333	23,333
David B. Lingafelter	0	0	0	0	0	0	23,334	23,334	0	23,333	23,333

(4)	This column lists the number of RSUs awarded as a result of the conversion of the 2009-2011 and 2010-2012 performance share awards for Mr. Klein. The Compensation Discussion and Analysis on pages 18 to 31 provides additional detail on the conversion of the outstanding performance share awards. The column also lists the number of RSUs awarded as a result of the conversion of any outstanding RSUs awarded to Messrs. Klein and Wyatt. RSUs from the 2009-2011 performance period vested in 2011 and are disclosed in the “Option Exercises and Stock Vested” table immediately below.

(5)	This column reflects the value of the outstanding RSUs awarded as a result of the conversion of the 2009-2011 and 2010-2012 performance share awards for Mr. Klein, as well as the value of the RSUs awarded as a result of the conversion of any outstanding RSUs awarded to Messrs. Klein and Wyatt as of December 31, 2011 (using the December 30, 2011 closing price of Home & Security’s common stock of $17.03).

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Christopher J. Klein	0	$0	88,998	$1,719,441
E. Lee Wyatt, Jr.	0	$0	0	$0
John N. Heppner	0	$0	0	$0
Gregory J. Stoner	0	$0	0	$0
David B. Lingafelter	0	$0	0	$0

(1)	This column reflects the number of shares acquired upon the conversion and vesting of the 2009-2011 performance share awards to RSUs (88,998 shares). This award was settled in February 2012.

RETIREMENT AND POST-RETIREMENT BENEFITS

2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)(4)	Payments During Last Fiscal Year(5)
Christopher J. Klein	Moen Incorporated Pension Plan(1)	8.7500	191,000	0
	Fortune Brands Home & Security, Inc. Supplemental Plan	8.7500	603,000	0

E. Lee Wyatt, Jr.	None	N/A	N/A	0

John N. Heppner	Master Lock Pension Plan	20	760,000	0
	Master Lock Company LLC Supplemental Retirement Plan	20	1,622,000	0

Gregory J. Stoner	MasterBrand Cabinets, Inc. Pension Plan	7.2500	88,000	0
	MasterBrand Cabinets, Inc. Supplemental Retirement Plan	7.2500	203,000	0

David B. Lingafelter	Moen Incorporated Pension Plan	22	422,000	0
	Moen Incorporated Supplemental Retirement Plan	22	638,000	0

(1)	Mr. Klein is currently accruing additional benefits under the Moen Incorporated Pension Plan (the “Moen Plan”), which is a tax-qualified defined benefit plan. Following our Spin-off, benefits and liabilities for current Home & Security employees held under the Fortune Brands Pension Plan were transferred to the Moen Plan.

(2)	The earliest age at which an unreduced pension is paid is generally 62 under the Master Lock Pension Plan and the Moen Pension Plan, including the formula under the Moen Pension Plan for Home & Security employees. The MasterBrand Pension Plan allows for reduced early retirement benefits to be paid at age 55 but there are no unreduced benefits available before age 65.

(3)	The benefit amounts listed reflect the present value of the annual benefit payable in the form of a single life annuity where payments continue for the life of the executive but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans in which the Home & Security NEOs participate allow participants to elect a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary. Elections of annuity form are made at the time of retirement.

(4)	The amounts listed are based on the executives’ compensation and service as of December 31, 2011. The present value of accumulated plan benefits is calculated based on the following assumptions used to calculate the applicable plan’s accumulated benefit obligation in accordance with ASC 715; which reflects the updated mortality table to the 2012 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and Plan specific discount rates of 5.00% for Fortune Brands Home & Security and Moen Incorporated, 4.90% for MasterBrand Cabinets and 4.80% for Master Lock. The normal retirement benefit is unreduced at age 62 for Messrs. Klein, Heppner and Lingafelter. Mr. Stoner is not eligible for an unreduced early retirement benefit.

(5)	None of the tax-qualified and supplemental non-qualified pension plans in which the Home & Security NEOs participate allow in-service distributions. No payments or withdrawals were made to the Home & Security NEOs in 2011.

Tax-Qualified Pension Benefits. Each of the Home & Security NEOs except Mr. Wyatt is currently accruing a benefit under a tax-qualified defined benefit plan that is broadly available to employees within the same entity. Mr. Klein participates in the Moen Pension Plan under a formula that is applicable to employees of the Company who participated in the Fortune Brands Pension Plan prior to our Spin-off (the “Home & Security Benefit”). Mr. Klein receives pension benefits under the Home & Security Benefit using the following formula: 1% of compensation multiplied by years of benefit service on and after January 1, 2008. Total service taken into account under the Home & Security Benefit is capped at 35 years. Payments of early retirement annual benefits for Mr. Klein under the Home & Security Benefit would be calculated assuming a reduction of 6% per year prior to age 62 (unreduced at age 62)

As noted above, Mr. Wyatt is not eligible for a defined benefit pension benefit because participation for new employees was closed in 2008.

Mr. Heppner participates in the Master Lock Pension Plan, which is a tax-qualified defined benefit pension plan. The Master Lock Pension Plan includes a number of different benefit formulas that apply to groups of employees, depending upon whether they were previously employed by a company whose pension plan was merged into the Master Lock Pension Plan. Normal retirement benefits for Mr. Heppner are integrated with Social Security compensation levels and are determined under the following formula: (a) 1.05% of final average earnings multiplied by years of benefit service (up to 35 years); plus (b) 0.50% for final average earnings in excess of the plan’s compensation limit (if any), multiplied by years of benefit service (up to 30 years). The maximum number of years of service a participant may have under Master Lock Pension Plan is 35, and maximum final average earnings are limited by the Code. Participants who are vested are eligible to receive an unreduced benefit at age 62. Mr. Heppner’s annual early retirement benefit under the Master Lock Pension Plan is calculated assuming a 6% reduction per year from age 55 until age 62.

Mr. Stoner participates in the MasterBrand Cabinets, Inc. Pension Plan (the “MasterBrand Pension Plan”), which is a tax-qualified defined benefit “pension equity” plan. Like the Master Lock Pension Plan, the MasterBrand Pension Plan includes different benefit formulas that apply to groups of employees, depending upon whether they were previously employed by a company whose pension plan was merged into the MasterBrand Pension Plan.

The benefit calculation under a pension equity plan is substantially different from the calculation under a traditional pension plan. Under the benefit formula to which Mr. Stoner is subject, a participant earns “points” based upon age for each year of service, as follows:

•	“base points” are earned for final average compensation (up to tax code limits); and

•	“excess points” are earned at a different rate for final average compensation (up to tax code limits) that exceeds the MasterBrand Pension Plan’s limit on covered compensation.

When the participant terminates employment, an “accrued lump sum benefit” is calculated. The accrued lump sum benefit is equal to: (a) the participant’s final average compensation multiplied by his total base percentage points; plus (b) the participant’s final average compensation in excess of covered compensation multiplied by his excess points percentage. At termination, the accrued lump sum benefit accumulates with interest until the participant attains age 65, at which time the lump sum benefit is converted to an actuarially equivalent single life annuity at age 65, although other forms of benefit payment are available. Mr. Stoner’s annual early retirement benefit under the MasterBrand Pension Plan may begin after attaining age 55 and equals the actuarial equivalent of his single life annuity benefit at age 65 reduced to his early retirement date.

Mr. Lingafelter participates in the Moen Pension Plan as it applies to participants who were hired directly by and are employed by Moen (the “Moen Benefit”). Normal retirement benefits under the Moen Benefit are determined under the following formula: (a) 1.05% of final average earnings up to the covered compensation limit multiplied by years of benefit service (up to 30 years); plus (b) .40% for final average earnings in excess of the plan’s compensation limit (if any) multiplied by years of service (up to 30 years); plus (c) 1% of final average earnings multiplied by years of service in excess of

30 years. Final average earnings are limited by the tax code. The Moen Benefit pays an unreduced benefit at age 62 for participants who work at least until they attain age 55. Mr. Lingafelter’s annual early retirement benefit under the Moen Benefit is calculated by reducing his normal retirement benefit by: (a) 0.33% multiplied by the number of months by which the benefits commencement date precedes his 60th birthday; and (b) 0.5% multiplied by the number of months by which his benefits commencement date occurring after attaining age 60 precedes his 62nd birthday.

The estimated retirement benefits in the table on page 39 include any offset for Social Security benefits. The compensation used to calculate retirement benefits generally includes the categories of “Salary” and “Non-Equity Incentive Plan Compensation” from the Summary Compensation Table shown above on page 32, averaged over the five highest consecutive years.

Non-Qualified Pension Benefits. Prior to our Spin-off, Mr. Klein participated in the Fortune Brands Supplemental Plan (“Former Parent Supplemental Plan”). The Former Parent Supplemental Plan, which is an unfunded, non-qualified retirement plan, pays the difference between the benefits payable under the tax-qualified pension formula and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, a tax-qualified defined benefit plan. In calculating benefits, no credit was given for service in excess of 35 years. The Former Parent Supplemental Plan benefit would be reduced by benefits under the Former Parent Pension Plan and the retirement plans of the Former Parent’s subsidiaries. Payments of early retirement annual benefits under the Former Parent’s plans are calculated assuming a reduction of 6% per year prior to age 62 (unreduced at age 62).

Effective with our Spin-off, liabilities under the Former Parent Supplemental Plan were transferred to the Fortune Brands Home & Security, Inc. Supplemental Plan (the “Home & Security Supplemental Plan”), and Mr. Klein began participating in the Home & Security Supplemental Plan. The Home & Security Supplemental Plan provides the same benefit as was provided under the Former Parent Supplemental Plan, where the Home & Security Supplemental Plan pays the difference between the benefits payable under the Home & Security Benefit in the Moen Pension Plan and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, a tax-qualified defined benefit plan. In calculating benefits, no credit is given for service in excess of 35 years. The Home & Security Supplemental Plan benefit is reduced by benefits under the retirement plans of Home & Security’s subsidiaries. Payments of early retirement annual benefits under the Home & Security plans are calculated assuming a reduction of 6% per year prior to age 62 (unreduced at age 62).

Mr. Heppner participates in the Master Lock Company LLC Supplemental Retirement Plan (the “Master Lock Supplemental Plan”) and Mr. Lingafelter participates in the Moen Incorporation Supplemental Retirement Plan (the “Moen Supplemental Plan”). Both the Master Lock Supplemental Plan and Moen Supplemental Plan pay the difference between the benefits payable under the tax-qualified retirement plans maintained by the respective companies and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, such tax-qualified defined benefit plans. In calculating benefits, no credit is given under the Master Lock Supplemental Plan for service in excess of 35 years. Both supplemental plans provide unreduced benefits at age 62 if participants work until they reach age 55. In calculating the reduction in benefits due to early commencement, each supplemental plan uses the reduction factors set forth in the tax-qualified pension plan maintained by Master Lock and Moen, respectively.

Mr. Stoner participates in the MasterBrand Cabinets, Inc. Supplemental Retirement Plan (the “MasterBrand Supplemental Plan”). The MasterBrand Supplemental Plan pays the difference between the benefits payable under the MasterBrand Pension Plan and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, a tax-qualified defined benefit plan. Benefits may commence under the MasterBrand Supplemental Plan after attaining age 55, subject to a reduction calculated using the methodology described in the MasterBrand Pension Plan.

Under each of the supplemental plans, an executive can elect any form of distribution for supplemented defined benefit pension payments that is available under the corresponding tax-qualified defined benefit pension plan in which he participates. Benefits under each of the supplemental plans commence at termination following attainment of age 55.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	0	111,611	31,797	0	439,738
E. Lee Wyatt, Jr.	0	6,616	5	0	412
John N. Heppner	0	0	5,035	0	69,152
Gregory J. Stoner	0	0	1,054	0	14,481
David B. Lingafelter	0	0	2,000	0	27,479

(1)	Amounts listed in the Registrant Contributions column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table. No amounts listed in the Aggregate Earnings column were reported in the “All Other Compensation” column of the Summary Compensation Table.

Prior to our Spin-off, Mr. Klein received supplemental profit sharing benefits under the Former Parent Supplemental Plan. The Former Parent Supplemental Plan paid the difference between the profit sharing contribution provided under the Former Parent’s tax-qualified defined contribution plan and the contribution that would have been made if the Internal Revenue Code did not limit the compensation that may be taken into account under tax-qualified retirement plans. The contribution amount in 2011 was equal to 6% of adjusted compensation, which generally includes salary and annual bonus. Compensation is adjusted by multiplying amounts in excess of the Social Security taxable wage base ($106,800 in 2011) by 1.25. This profit sharing formula applies uniformly to all eligible employees and is not enhanced for executives. Nonqualified profit-sharing benefits are paid in a lump sum upon termination of an executive’s employment.

Effective with our Spin-off, Mr. Klein and Mr. Wyatt began participating in the Home & Security Supplemental Plan. The Home & Security Supplemental Plan provides the same profit sharing benefit as was provided under the Former Parent Supplemental Plan, where the Home & Security Supplemental Plan pays the difference between the benefits payable under the Home & Security tax-qualified defined contribution plan and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, a tax-qualified defined contribution plan. These accounts are credited with interest monthly, using the Citigroup Broad Investment (Big) Bond Index. The Home & Security

Supplemental Plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum. Additional details of the Home & Security Supplemental Plan are described above on page 41.

The Subsidiary Presidents do not currently make deferrals or receive profit sharing contributions under any non-qualified defined contribution or profit sharing plans. They each maintain accounts holding prior contributions under their respective subsidiary’s non-qualified defined contribution plan, and these accounts are credited with interest monthly, using the Citigroup Broad Investment (Big) Bond Index.

Employment Contracts, Termination of Employment and Change In Control Arrangements. In connection with our Spin-off, the Company entered into Severance and Change in Control Agreements with the Home & Security NEOs and certain other executive officers, as described on page 29.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)

Compensation Program	Voluntary		Involuntary		Death(2)	Disability	Retirement	Involuntary Termination or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause
Cash Severance
Klein	4,058,818	0	0	4,058,818	0	0	0	6,088,227
Wyatt	1,850,969	0	0	1,850,969	0	0	0	2,467,959
Heppner	1,115,025	0	0	1,115,025	0	0	0	1,486,700
Stoner	1,180,538	0	0	1,180,538	0	0	0	1,574,050
Lingafelter	1,091,025	0	0	1,091,025	0	0	0	1,454,700

H&W Continuation
Klein	52,834	0	0	52,834	3,690,000	0	0	79,251
Wyatt	12,779	0	0	12,779	1,300,000	0	0	17,038
Heppner	11,721	0	0	11,721	920,000	0	0	15,628
Stoner	11,861	0	0	11,861	485,000	0	0	15,814
Lingafelter	15,891	0	0	15,891	450,000	0	0	21,188

Options(3)
Klein	1,096,475	1,096,475	0	1,096,475	6,775,197	6,775,197	0	6,755,197
Wyatt	0	0	0	0	1,126,213	1,126,213	0	1,126,213
Heppner	445,667	445,667	0	445,667	3,515,906	3,515,906	2,082,708	3,515,906
Stoner	281,674	281,674	0	281,674	3,351,912	3,351,912	0	3,351,912
Lingafelter	461,624	461,624	0	461,624	3,138,557	3,138,557	0	3,138,557

RSUs
Klein	0	0	0	0	10,645,351	1,515,636	0	9,143,895
Wyatt	0	0	0	0	5,027,818	3,626,249	0	2,308,131
Heppner	0	0	0	0	1,192,100	0	0	1,192,100
Stoner	0	0	0	0	1,192,100	0	0	1,192,100
Lingafelter	0	0	0	0	1,192,100	0	0	1,192,100

Cash LTIPs
Klein	299,960	299,960	0	299,960	640,660	640,660	0	640,660
Wyatt	0	0	0	0	0	0	0	0
Heppner	600,000	600,000	0	600,000	938,755	938,755	938,755	938,755
Stoner	183,820	183,820	0	183,820	287,447	287,447	0	287,447
Lingafelter	255,000	255,000	0	255,000	399,713	399,713	0	399,713

Total Potential Payments Upon Termination or Change in Control
Klein	5,508,087	1,396,435	0	5,508,087	21,731,208	8,911,493	0	22,707,230
Wyatt	1,863,748	0	0	1,863,748	7,454,031	4,752,462	0	5,919,341
Heppner	2,172,413	1,045,667	0	2,172,413	6,566,761	4,454,661	3,021,463	7,149,089
Stoner	1,657,892	465,494	0	1,657,892	5,316,459	3,639,359	0	6,421,323
Lingafelter	1,823,540	716,624	0	1,823,540	5,180,370	3,538,270	0	6,206,258

(1)	This table assumes the specified termination events occurred on December 31, 2011. The value of the equity that will vest or be settled in connection with a termination event or a change in control was determined by using the closing price of Company’s stock on December 30, 2011 ($17.03 per share).

(2)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(3)	A termination of employment is not required to receive change in control treatment for options. In the event of a change in control, the values listed reflect the value of unvested options that would vest.

A number of employee benefit and incentive plans maintained by Fortune Brands Home & Security, Master Lock, MasterBrand and Moen provide for payment or vesting of benefits upon termination of employment of any participant, including the Home & Security NEOs. If terminated on December 31, 2011, each of the Home & Security NEOs would have received benefits and payments under these plans in addition to the amounts described in the table above.

LTIP Awards. The following tables show the treatment of equity awards granted prior to our Spin-off under the Former Parent LTIP and converted into Home & Security equity, following a termination of employment, depending upon the reason for such termination.

Termination	Treatment for Stock Options
Voluntary Termination	Vested stock options expire three months after the termination date, or, if sooner, on the regularly-scheduled expiration date. All unvested stock options are forfeited on termination date.

Termination for Cause	Vested and unvested stock options are forfeited on termination date.

Death

Stock options become fully vested and options granted after 2005 expire at the end of the three-year period following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this extends past the regularly-scheduled expiration date.

Vested stock options granted before 2005 expire on the regularly scheduled expiration date.

Disability or Retirement	Stock options granted prior to 2005 expire on their regularly-scheduled expiration date. Stock options granted from September 2005 to September 2008 expire three years after employment terminates, or, if sooner, on the regularly-scheduled expiration date. Stock options granted after 2008 expire on their regularly-scheduled expiration date. For all stock options, regardless of grant date, the executive must have been employed for one year prior to the date of disability or retirement.

Termination	Treatment for Restricted Stock Units*
Voluntary Termination	Outstanding RSUs are forfeited.

Termination for Cause	Outstanding RSUs are forfeited.

Death	RSUs become fully vested on the date of death.

Disability	RSUs become fully vested on the date of disability.

Retirement	Full vesting of RSUs at the end of the applicable vesting period.

*	At the time of our Spin-off, any outstanding Performance Share Awards were converted into RSUs and are treated as RSUs (as described in the table above).

The following table shows the treatment of equity awards granted prior to our Spin-off under the Former Parent LTIP and converted into Home & Security equity, in the event of a change of control:

Award	Treatment Upon Change In Control
Stock Options	All stock options become fully vested.

RSUs	In the event of termination of employment (other than for just cause) following a change in control, a prorated amount of RSUs vest and are paid out on the date employment terminates.

Performance Shares	At the time of our Spin-off, these awards were converted into RSUs and would be prorated in the same manner as described above for RSUs.

The following tables show the treatment of the one-time Founders Grants made under the Home & Security LTIP following a termination of employment, depending upon the reason for such termination.

Termination	Treatment for Stock Options
Voluntary Termination	Vested stock options expire three months after the termination date, or, if sooner, on the regularly-scheduled expiration date. All unvested stock options will be forfeited on termination date.

Termination for Cause	Vested and unvested stock options will be forfeited on termination date.

Death	Stock options immediately vest and expire at the end of the three-year period following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this extends past the regularly-scheduled expiration date.

Disability	Stock options continue to vest according to the vesting schedule and expire on their regularly-scheduled expiration date. The executive must be employed for six (6) months following the option date to receive this treatment.

Retirement	Vested stock options on the effective date of retirement may be exercised through the regularly-scheduled expiration date. Unvested options will be forfeited on retirement.

Termination	Treatment for RSUs
Voluntary Termination	Outstanding RSUs are forfeited.

Termination for Cause	Outstanding RSUs are forfeited.

Death	Full vesting of RSUs on the date of death.

Disability	RSUs will continue to vest according to the vesting schedule. The executive must be employed for six (6) months following the grant date to receive this treatment.

Retirement	Outstanding RSUs are forfeited.

The following table shows the treatment of the Founders Grants made under the Home & Security LTIP in the event of a change in control.

Award	Treatment Upon Change In Control
Stock Options	Stock options become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason following a change in control.

RSUs	RSUs become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason following a change in control.

Cash LTIP Awards. Upon a termination of employment as a result of retirement, death or disability, a Home & Security NEO would be eligible to receive a payout of his Cash LTIP awards, based upon actual company performance but prorated to reflect the portion of the performance period during which he was actively employed. Such payments would be made at the end of each performance period. For purposes of the Cash LTIP awards, “retirement” means attainment of age 55 and the completion of at least ten (10) years of service. If a Home & Security NEO’s employment is terminated within twenty-four (24) months of a Change in Control, all of his Cash LTIP awards will become non-forfeitable and paid out as if all performance periods had been completed and based upon company performance, but prorated to reflect the actual portion of the performance period(s) during which such NEO was actively employed.

Retirement Benefits. Upon termination of employment, participants in the applicable defined contribution plans (both tax-qualified and nonqualified) may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 42 of this Proxy Statement lists each Home & Security NEO’s balance under the applicable non-qualified defined contribution plans as of the last fiscal year end. The tax-qualified defined benefit plans and supplemental plans maintained by Fortune Brands Home & Security, Master Lock, MasterBrand Cabinets and Moen provide pension benefits upon retirement (as defined in the plans). The Pension Benefits table on page 39 of this Proxy Statement and the narrative and footnotes that follow it provide additional detail on the amount and terms of these pension benefits.

Health and Related Benefits. In addition to the dollar values in the table above for health and related benefit continuation pursuant to severance and change in control agreements, Messrs. Klein and Wyatt were eligible to receive health and related benefits pursuant to Fortune Brands Home & Security benefit plans applicable to employees generally. The Subsidiary Presidents were each eligible to receive the same health and related benefits as provided to other executives under the Master Lock, MasterBrand Cabinets and Moen executive severance plans, as applicable.

Messrs. Heppner and Lingafelter will be eligible for retiree medical coverage (until they are eligible for Medicare) if the NEO terminates his employment after becoming eligible for retirement.

Report of the Audit Committee

The Audit Committee of the Board (the “Audit Committee”) is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/documents.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm for 2012.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2011.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee

Ronald V. Waters, III , Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2011 was PricewaterhouseCoopers LLP. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2011 are set forth in the table below. No independent registered public accounting firm provided any services to the Company during the fiscal year ended December 31, 2010.

Type of Fee	Fiscal Year Ended December 31, 2011
Audit Fees(1)	$2,601,000
Audit-Related Fees	$0
Tax Fees(2)	$196,000
All Other Fees(3)	$2,000

(1)	Audit fees represent the aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10 and Form 10-Q filings.

(2)	Tax fees represented services which included domestic and international tax compliance, tax planning, customs and transfer pricing services.

(3)	All other fees primarily included advisory services related to licensing an accounting research tool.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2011 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2012 is ratified.”

A member of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors recommends that you vote FOR Item 2.

Item 3

ADVISORY VOTE ON THE FREQUENCY OF VOTING ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires the Company to include in its proxy statement an advisory vote on named executive officer compensation. Section 14A also requires the Company to include in its proxy statement this year and, going forward, at least every six years, an advisory vote regarding the frequency with which the advisory vote on named executive officer compensation should be held. While the Company will continue to monitor developments in this area, the Board currently plans to seek an advisory vote on executive compensation every year.

The Board believes this approach would align more closely with the interests of stockholders by giving stockholders the opportunity to cast a vote regarding the compensation decisions made by the Compensation Committee each year. The Board believes that an annual vote provides the most direct communication and clarity and avoids delays.

The Company asks that you indicate your support for holding the advisory vote on executive compensation every year. Because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency with which the advisory vote on executive compensation will be held.

The Board of Directors recommends a vote FOR holding an advisory vote on executive compensation every year.

Item 4

ADVISORY VOTE ON THE COMPENSATION PAID

TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

As noted above, Section 14A of the Exchange Act requires the Company to include in its proxy statement this year an advisory vote regarding named executive officer compensation. The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis, compensation tables and narratives included elsewhere in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	create and reinforce the Company’s pay for performance culture;

•	align the interests of management with those of the Company’s stockholders;

•	attract, retain and motivate superior executive talent by providing competitive levels of salary and total compensation;

•

provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk, with the ability for the Compensation Committee to recover any incentive payments in the event of material restatement of financial statements; and

•	integrate with the Company’s performance management process of goal setting and formal evaluation.

In support of these objectives, the Compensation Committee has formalized the following guiding principles for setting and awarding executive compensation:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation, missing performance goals should result in reduced incentive pay.

•

Compensation should be competitive with those organizations for which the Company competes for top talent. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the Company maintains a highly qualified and strong leadership team.

•

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that excessive risk is not encouraged.

•

To better align the interests of management with the interests of stockholders, a significant portion of executive compensation should be equity-based and stock ownership guidelines should be followed to better ensure a focus on long-term, sustainable growth.

•	Perquisites and other benefits for executives should be limited in nature and scope.

The compensation program for our named executive officers is designed to reflect these principles.

For the reasons discussed above and in this Proxy Statement under the heading “Executive Compensation,” the Board recommends that stockholders vote to approve the following resolution:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends a vote FOR the approval of the resolution relating to the compensation of our named executive officers.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 1, 2012 (except as otherwise indicated), the beneficial ownership of common stock of Fortune Brands Home & Security, Inc. by (a) each director, (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the nominees, other directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address:

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percentage of Class

Pershing Square Capital Management, L. P.(4)	20,818,545	13.46
BlackRock, Inc.(6)	8,773,967	5.64
Mason Capital Management LLC(5)	8,662,696	5.6
Sasco Capital, Inc.(7)	8,170,781	5.3
Richard A. Goldstein	11,992	*
Ann Fritz Hackett(8)	9,679	*
Christopher J. Klein	661,863	*
A. D. David Mackay	31,492	*
John N. Heppner	287,591	*
David B. Lingafelter	225,994	*
John G. Morikis	2,300	*
Gregory J. Stoner	239,626	*
David M. Thomas	26,952	*
Ronald V. Waters, III	8,818	*
Norman H. Wesley	555,763	*
E. Lee Wyatt, Jr	0	*
Directors and executive officers as a group (18 persons)(9)	2,688,258	1.69

*	Less than 1%

(1)	Includes the following number of shares held in the Fortune Brands Home & Security stock fund under the Retirement Savings Plan:

Name	Number of Shares
David B. Lingafelter	611
Gregory J. Stoner	2

(2)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days after the date of this table:

Name	Number of Shares
Richard A. Goldstein	0
Ann Fritz Hackett	0
Christopher J. Klein	529,025
A. D. David Mackay	0
John N. Heppner	287,591
David B. Lingafelter	225,383
John G. Morikis	0
Gregory J. Stoner	239,624
David M. Thomas	9,960
Ronald V. Waters, III	0
Norman H. Wesley	377,990
E. Lee Wyatt, Jr.	0

(3)	Includes 2,199,806 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 30, 2012 of options to purchase shares of Home & Security common stock. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

(4)	In a report filed by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman (collectively, “Pershing”) and Pershing Square GP, LLC (“Pershing GP”) on Schedule 13G/A on February 14, 2012, Pershing (a) is a registered investment advisor and (b) has sole voting power over no shares, shared voting power over 20,818,545 shares, sole dispositive power over no shares, and shared dispositive power over 20,818,545 shares. Pershing GP has sole voting power over no shares, shared voting power over 9,589,605, sole dispositive power over no shares and shared dispositive power over 9,589,605. The principal business address of Pershing and Pershing GP is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(5)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G filed on February 9, 2012, BlackRock has sole voting power over 8,773,967 shares, shared voting power over no shares, sole dispositive power over 8,773,967 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022.

(6)

In a report filed by Mason Capital Management LLC, (“Mason Capital LLC”), and Kenneth M. Garschina and Michael E. Martino (collectively, “Mason Capital”) on Schedule 13G/A filed on February 14, 2012, Mason Capital LLC has sole voting power over 8,662,696 shares, shared voting power over no shares, sole dispositive power over 8,662,696 shares, and shared dispositive power over no shares. Mr. Garschiana and Mr. Martino have sole voting power over no shares, shared voting power over 8,663,696 shares, sole dispositive power over no shares, and shared dispositive power over 8,662,696 shares. The principal business address of Mason Capital is 110 East 59th Street, 30th Floor, New York, New York 10022.

(7)	In a report filed by Sasco Capital, Inc. (“Sasco”) on Schedule 13G filed on February 10, 2012, Sasco has sole voting power over 2,729,427 shares, shared voting power over no shares, sole dispositive power over 8,170,781 shares, and shared dispositive power over no shares. The principal business address of Sasco Capital, Inc, 10 Sasco Hill Road, Fairfield, Connecticut 06824.

(8)	Includes 2,387 shares which Ms. Hackett holds jointly with her spouse and 6,892 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board.

(9)	As discussed in the Compensation Discussion & Analysis and 2011 Executive Compensation sections above, Mr. Omtvedt is considered an NEO because of the duties he performed for the Company during 2011. Following our Spin-off, Mr. Omtvedt was not required to file beneficial ownership reports under Section 16(a) of the Exchange Act and the Company is not aware of his stock ownership as of March 1, 2012. Accordingly, his Home & Security stock ownership is not reflected in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our officers and directors that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2011.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board of Directors at the 2013 Annual Meeting or (ii) propose business for consideration at the 2013 Annual Meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after December 24, 2012 but no later than January 24, 2013 for the 2013 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2013 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 12, 2012.

Copies of the Restated Certificate of Incorporation and Bylaws are available upon written request to Mrs. Lauren S. Tashma, Senior Vice President, General Counsel and Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2012 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Mrs. Lauren S. Tashma, Senior Vice President, General Counsel and Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our officers and regular employees may solicit proxies by telephone, facsimile or in person. In addition, we have retained Innisfree M&A Incorporated to aid in soliciting proxies for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received in response to the Notice of Meeting and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond the broker or bank will assume that you have consented, and will send only one copy of our Annual Report on Form 10-K and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, or if you wish to receive individual copies of our Proxy Statements and Annual Reports for future meetings, we will send a copy to you if you call Shareholder Services at (847) 484-4538, or write to Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Annual Report and Proxy Statement, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, P. O. Box 64874, St. Paul, Minnesota 55164-0874.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board.

March 5, 2012

Fortune Brands Home & Security

FORTUNE BRANDS HOME & SECURITY, INC.
ATTN: CORPORATE SECRETARY
520 LAKE COOK ROAD
DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40615-P18984-Z56926 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Ann Fritz Hackett	☐	☐	☐
1b. John G. Morikis	☐	☐	☐
1c. Ronald V. Waters, III	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Advisory vote to approve named executive officer compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Fortune Brands Home & Security

ANNUAL MEETING OF STOCKHOLDERS
Monday, April 23, 2012
The Westin Chicago North Shore
601 N. Milwaukee Avenue
Wheeling, Illinois 60090

Receive Future Proxy Materials Electronically

Help Fortune Brands Home & Security, Inc. make a difference by eliminating paper proxy mailings to your home or business. With your consent we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them on-line. To participate, go to www.icsdelivery.com/fbhs and follow the prompts.

Reminder

You may vote by telephone or over the Internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote your shares on the Internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Fortune Brands Home & Security, Inc. Notice and Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

M40616-P18984-Z56926

Fortune Brands Home & Security

PROXY

The Board of Directors solicits this proxy for use at the Annual Meeting on Monday, April 23, 2012.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) CHRISTOPHER J. KLEIN, E. LEE WYATT, JR. and LAUREN S. TASHMA (and any other person chosen by Messrs. Klein or Wyatt, or Ms. Tashma) proxies, to vote all shares of Fortune Brands Home & Security common stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 23, 2012 at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois at 3:30 p.m., on Items 1, 2, 3 and 4 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy card when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1), FOR Items 2 and 4 and FOR holding an annual vote on executive compensation (Item 3).

If you participate in the Fortune Brands Home & Security Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS HOME & SECURITY, INC.
520 LAKE COOK ROAD
DEERFIELD, IL 60015-5611

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side